EXHIBIT 10.21

STOCK PURCHASE AGREEMENT

among

LINCOLN TECHNICAL INSTITUTE, INC.,

NN ACQUISITION, LLC,

BRAD BARAN,

BARBARA BARAN,

UGP EDUCATION PARTNERS, LLC,

UGPE PARTNERS, INC.

and

MERION INVESTMENT PARTNERS, L.P.

Dated as of January 20, 2009

TABLE OF CONTENTS

Page

ii

iii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of  January 20, 2009, among LINCOLN TECHNICAL INSTITUTE, INC., a New Jersey corporation (the “Parent”), NN ACQUISITION, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent (the “Purchaser”), BRAD BARAN (“Baran”), BARBARA BARAN, UGP EDUCATION PARTNERS, LLC, a Delaware limited liability company (“UGP”), MERION INVESTMENT PARTNERS, L.P., a Delaware limited partnership (“Merion”) and UGPE PARTNERS, INC., a Delaware corporation (“UGPE”; each of Baran, Barbara Baran, UGP, Merion and UGPE, a “Seller” and collectively, the “Sellers”).

WHEREAS, the Sellers own 100% of the issued and outstanding shares (the “BIT Shares”) of common stock, no par value per share (the “BIT Common Stock”), of Baran Institute of Technology, Inc., a Connecticut corporation (“BIT”);

WHEREAS, Baran, UGPE and Merion own 100% of the limited liability company interests (the “HUV Interests”) of Hartford Urban Ventures, LLC, a Connecticut limited liability company (“HUV”);

WHEREAS, BIT owns 100% of each of Connecticut Culinary Institute, Inc., a Connecticut corporation (“CCI”), Americare Acquisition LLC, a Delaware limited liability company (“Americare”), and Engine City Technical Institute, a New Jersey corporation (“Engine City”);

WHEREAS, BIT owns and operates a post-secondary educational institution in Connecticut with one campus located in East Windsor, Connecticut (the “BIT Institution”), that is engaged in the business of providing educational services with respect to, among other things, autobody, automotive, commercial driver’s license training, motorcycle technology, diesel technology, electrical technology, heating, ventilation, air conditioning and refrigeration technology and welding technology (the “BIT Business”);

WHEREAS, HUV is engaged in the business of leasing space to the Institutions (the “HUV Business”);

WHEREAS, CCI owns and operates a post-secondary educational institution in Connecticut with two campuses located in Hartford, Connecticut and Suffield, Connecticut (the “CCI Institution”), that is engaged in the business of providing educational services with respect to, among other things, culinary arts (the “CCI Business”);

WHEREAS, Americare owns and operates Americare School of Nursing, a post-secondary educational institution in Florida with two campuses located in Fern Park, Florida and St. Petersburg, Florida (the “Americare Institution”), that is engaged in the business of providing educational services with respect to, among other things, healthcare careers (the “Americare Business”);

WHEREAS, Engine City owns and operates a post-secondary educational institution in New Jersey with one campus located in South Plainfield, New Jersey (the “Engine City Institution”), that is engaged in the business of providing educational services with respect to, among other things, diesel mechanics (the “Engine City Business”);

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Shares (as hereinafter defined) and the HUV Interests, upon the terms and subject to the conditions set forth herein;

WHEREAS, Baran, UGP, Merion, the Parent and the Purchaser are simultaneously with the execution of this Agreement entering into a Stock Purchase Agreement (the “Clemens Agreement”) for the purchase of all of the outstanding stock of Hospitality Acquisition Corporation (dba Clemens College), a Connecticut corporation (“Clemens”); and

WHEREAS, the employees of Educational Properties, LLC are used in connection with the Businesses and the parties wish to transfer such employees and certain liabilities in connection therewith to the Purchaser.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01   Certain Defined Terms.  For purposes of this Agreement:

“ABHES” means the Accrediting Bureau of Health Education Schools.

“Accounting Principles” means the guidelines, rules and procedures described on Section 1.01(a) of the Disclosure Schedule.

“Accrediting Body” means any entity or organization, whether governmental, private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary institutions in accordance with standards and requirements relating to the performance, operations, financial condition, and/or academic standards of such institutions, including the ACCSCT, the ACFF, the ABHES and the ADA.

“ACCSCT” means the Accrediting Commission of Career Schools and Colleges of Technology.

“ACFF” means the American Culinary Federation Foundation.

“Acquisition Documents” means this Agreement, the Ancillary Agreements and any certificate, report or other document delivered pursuant to this Agreement or the transactions contemplated by this Agreement.

“Acquisition Obligations” means the obligations (financial or otherwise) of BIT under the Americare Agreement and the Engine City Agreement.

“Action” means any Claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority or Educational Agency.

“ADA” means the American Dental Association.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Americare Agreement” means the Asset Purchase Agreement dated August 8, 2007, as amended, by and among BIT, Americare School of Nursing, Inc., Americare School of Nursing of St. Pete, LLC Gerald Newman and Americare.

“Ancillary Agreements” means the Escrow Agreement, the General Release, the Lease and the Assignments of Lease.

“Assets” means the assets and properties of the Companies and the Subsidiaries.

“Assignments of Lease” means the Assignment of Lease with respect to each property set forth on Section 1.01(b) of the Disclosure Schedule and entered into by the Purchaser and the entity/entities listed opposite each such property on Section 1.01(b) of the Disclosure Schedule.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Businesses” means, collectively, the BIT Business, the HUV Business, the CCI Business, the Americare Business and the Engine City Business.

“CCI Lease” means the Lease, dated as of July 12, 2007, by and between Farmington Imlay Associates LLC and CCI.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing.

“Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements, but excluding Educational Claims.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” means the balance sheet (including the related notes and schedules thereto), dated as of the date hereof, prepared and delivered by the Purchaser in accordance with Section 2.05 and setting forth the consolidated Net Working Capital with respect to the Companies and the Subsidiaries.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, BIT and HUV.  Each such company is referred to individually as a “Company”.

“Companies IP Licenses” means those (a) licenses of Intellectual Property by any Company or any Subsidiary or an Affiliate of any Company or any Subsidiary to third parties, (b) licenses of Intellectual Property by third parties to any Company or any Subsidiary or an Affiliate of any Company or any Subsidiary and (c) agreements between any Company or any Subsidiary and third parties relating to the development or use of Intellectual Property, the development or transmission of data, or the use, modification, framing, linking advertisement, or other practices with respect to Internet web sites, in each case, that are used or held for use in connection with the Businesses.

“Compliance Date” means January 1, 2005.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value-added, transfer, stamp, stock transfer, real property transfer or gains and similar Taxes and any transfer, recording, registration and similar fees.

“Current Assets” means cash, accounts receivable, inventories, prepaid expenses and other assets that could be converted to cash in less than one year, in accordance with GAAP and GAGAS.

“Current Liabilities” means amounts owed for accounts payable, notes payable, line of credit, capital lease obligations, unearned tuition, student deposits, deferred meal plan, deferred housing costs, deferred promotional income, accrued expenses, deferred tax liability and income tax payable and other liabilities that are due within one year, in accordance with GAAP and GAGAS.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“ECAR” means Eligibility and Certification Approval Report(s) issued to the Institutions.

“Educational Agency” means any Person, entity or organization, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates, private post-secondary schools in accordance with standards relating to performance, recruiting, operation, financial condition or academic standards of such schools, including U.S. DOE, any Accrediting Body, the Commission for Independent Education of the Florida Department of Education, the State of New Jersey Department of Education and New Jersey Department of Labor and Workforce Development, the State of Connecticut Board of Governors for Higher Education, the Immigration and Naturalization Service of the United States Department of Justice and the Department of Homeland Security.

“Educational Approval” means any license, permit, consent, franchise, approval, authorization, certificate, U.S. DOE Approval or accreditation issued or required to be issued by an Educational Agency to an Institution or to any campus or other facility operated by such Institution with respect to any aspect of such Institution’s operations subject to the oversight of such Educational Agency.

“Educational Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, program reviews, audits, proceedings, consent orders or consent agreements arising out of the operation of an Institution or the application thereto of any Educational Law or with respect to any Educational Approval required to be held by such Institution under any Educational Law.

“Educational Law” means any Law, regulation or binding standard issued or administered by, or related to, any Educational Agency.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement or restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Engine City Agreement” means the Stock Purchase Agreement, dated as of April 29, 2008, by and among Daniel Kasper, Engine City and BIT.

“Environment” means surface waters, groundwaters, sediment, soil, subsurface strata and outdoor or indoor ambient air.

“Environmental Claims” means any Claims relating to any Environmental Law or any Environmental Permit, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the Environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Clean Water Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“Escrow Account” means the account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, National Association.

“Escrow Agreement” means the Escrow Agreement executed by the Purchaser, the Seller’s Representative and the Escrow Agent.

“Escrow Amount” means $2,000,000.

“Estimated Closing Balance Sheet” means the consolidated balance sheet (including the related notes and schedules thereto) of the Companies and the Subsidiaries dated as of the date hereof and prepared and delivered pursuant to Section 2.05(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means (a) all Income Taxes owed by the Sellers or any of their Affiliates for any period; (b) all Taxes relating to the Assets or any Company, Subsidiary or Institution for any Pre-Closing Period, including the portion of a Straddle Period ending on the Closing Date; (c) Taxes imposed on the Purchaser or any of its Affiliates or any Company or Subsidiary as a result of any breach by the Sellers or any of their present or past Affiliates of a warranty or misrepresentation, or breach of any covenant relating to Taxes; (d) all Taxes for which the Purchaser, its Affiliates or any Company or Subsidiary is liable by reason of the Sellers, any Company or any Subsidiary being a member of a consolidated, combined, unitary, affiliated or similar group that includes any Person (other than a Company or a Subsidiary) prior to the Closing, by reason of a Tax sharing, Tax indemnity or similar agreement entered into by any Company, Subsidiary or any of their present or past Affiliates prior to the Closing (other than this Agreement) or by reason of transferee or successor Liability arising in respect of a transaction undertaken by any Company, Subsidiary or any of their present or past Affiliates prior to the Closing; and (e) fifty percent (50%) of all Conveyance Taxes payable in connection with the transactions contemplated by this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“GAGAS” means generally accepted government auditing standards.

“General Release” means the General Release and Discharge executed by the Sellers.

“Governmental Authority” means any United States federal, state, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body, but excluding any Educational Agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas; (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance which is regulated by, or with respect to which liability may be imposed under, any Environmental Law.

“HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C. § 1001 et seq., any amendments or successor statutes thereto, and its implementing regulations.

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, Letter of Credit or similar facilities; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person; and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  For the avoidance of doubt, “Indebtedness” shall not include any intercompany indebtedness among the Companies, the Subsidiaries and/or the Institutions.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers or the Indemnifying Purchasers, as the case may be.

“Indemnifying Purchasers” means the Purchaser and the Parent.

“Institutions” means, collectively, the BIT Institution, the CCI Institution, the Americare Institution and the Engine City Institution, including, in each case, any campus or other facility at which any such Institution offers any portion of an educational program.  Each such institution is referred to individually as an “Institution”.

“Intellectual Property” means:  (a) patents and patent applications; (b) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and slogans, together with the goodwill associated therewith; (c) copyrights; (d) Software, data, databases, data rights and Internet websites; (e) confidential and proprietary information, including trade secrets and know-how; (f) advertising and promotional rights and rights to privacy and publicity; (g) registrations and applications for registration of the foregoing, including reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof; (h) all common law rights thereto; and (i) proprietary rights in curricula, course design and educational services.

“Inventory” means all inventory, merchandise, goods and other personal property maintained, held or stored by or for any Company or Subsidiary at the Closing, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Sellers” means the actual knowledge, after due inquiry, of Baran, Barbara Baran, Stephen Schwartz, John Milne, Robert Miner, George Cinquegrana, Stan Lau and Randy Rock.

“Law” means any United States federal, state, local or similar statute, law, ordinance, regulation, rule, code, order, or Accrediting Body standard, including any Educational Law.

“Lease” means the lease agreement, between the Educational Properties, LLC and the Purchaser with respect to the property located at 1760 Mapleton Avenue, Suffield, Connecticut.

“Leased Real Property” means the real property leased by any Company or Subsidiary, as tenant, together with, to the extent leased by any Company or Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Company or Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Letter of Credit” means any instruments or documents issued by a bank guaranteeing the payment of a customer’s drafts up to a stated amount for a specified period.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, asserted or unasserted, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law or Educational Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to any Company or Subsidiary, an Affiliate of any Company or Subsidiary, or any Institution and used or held for use in connection with the Businesses.

“Material Adverse Effect” means any circumstance, change in or effect on any Business, Institution, Company or Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on any Business, Institution, Company or Subsidiary, is or is reasonably likely to be materially adverse to the business, operations, assets, liabilities, results of operations or the condition (financial or otherwise) of any Institution, Company or Subsidiary; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect: circumstances, changes or effects resulting from (a) the announcement of the execution of this Agreement or compliance with the terms of, or the taking of any action required by, this Agreement other than (i) pursuant to any requirement to operate in the ordinary course of business consistent with past practice or to make the representations and warranties of the Sellers accurate or (ii) the consummation of the transactions contemplated hereby, (b) acts of war, sabotage, terrorism, military actions or the escalation thereof, (c) a change in applicable Laws, regulations or accounting rules after the date hereof, (d) a change in general economic, political or financial market conditions, or (e) a change in conditions generally applicable to the industry in which any Institution, Company or Subsidiary operates except, in the case of the foregoing clauses (b), (c), (d) and (e) where such circumstances, changes or effects affect such Institution, Company or Subsidiary in a manner materially disproportionate to other Persons in the industries in which the Institutions, Companies and Subsidiaries conduct their business.

“Net Working Capital” means the excess of consolidated Current Assets over consolidated Current Liabilities for the Companies and the Subsidiaries, in accordance with GAAP and GAGAS, as shown on the Estimated Closing Balance Sheet or the Closing Balance Sheet, as the case may be.

“Owned Intellectual Property” means Intellectual Property owned by any Company or any Subsidiary, an Affiliate of any Company or any Subsidiary, or the Institutions and used or held for use in connection with the Businesses.

“Owned Real Property” means the real property owned by any Company or any Subsidiary, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of any Company or any Subsidiary attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Company or Subsidiary is otherwise subject to civil or criminal liability due to its existence:  (a) (i) liens for Taxes, assessments and governmental charges or levies not yet due and payable or (ii) Taxes for which any Company or any Subsidiary is contesting in good faith, and for which in the case of (i) and (ii) adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $10,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) zoning laws and ordinances, minor survey exceptions, reciprocal easement agreements and other customary encumbrances on or defects in title to real or personal property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; and (e) liens securing rental payments under capital lease arrangements.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing Period” means any taxable period (or portion of a taxable period) ending on or prior to the Closing Date.

“Preferred Stock” means issued and outstanding shares of Series D 11% Redeemable Cumulative Preferred Stock of BIT, Series E Convertible Preferred Stock of BIT and Series A Convertible Preferred Stock of Engine City to be redeemed immediately prior to the Closing.

“Purchase Price Bank Accounts” means the bank accounts in the United States to be designated by the Sellers in a written notice to the Purchaser at least one Business Day before the Closing.

“Purchaser’s Accountants” means Deloitte & Touche LLP, independent accountants of the Purchaser.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable (including Student Accounts Receivable), notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Businesses before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means “remove”, “removal”, “remedy” or “remedial action” as those terms are defined in Section 101(23) and (24) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Accountants” means Knutte & Associates, P.C.

“Shares” means the BIT Shares.

“Software” means all (i) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, and source code and object code, (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (iii) development and design tools, library functions and compilers, (iv) technology supporting websites, and the contents and audiovisual displays of websites, and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Student Accounts Receivable” means any Company’s or any Subsidiary’s accounts receivable for student tuition, fees and institutional charges (including U.S. DOE accounts receivable) with respect to students currently attending the Institutions as of the Closing Date, as determined in accordance with GAAP applied on a basis consistent with the past practices of the Companies and the Subsidiaries.

“Subsidiaries” means, collectively, CCI, Americare and Engine City.  Each such company is referred to individually as a “Subsidiary”.

“Target Working Capital” means $(6,240,651).

“Tax” or “Taxes” means any and all taxes and other fees, levies, duties, tariffs, imposts and other charges that are in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including:  taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, or gains taxes.

“Tax Returns” means all returns, computations, reports and statements required to be filed with any Governmental Authority with respect to Taxes.

“Title IV” means Title IV of the HEA and all definitional and other provisions set forth elsewhere in the HEA that are referenced in Title IV or that relate to any Title IV provision.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV of the HEA.

“TPPPA” means a temporary provisional program participation agreement executed by the U.S. DOE and issued to an Institution following the Closing for an interim period allowing U.S. DOE’s further review of the Purchaser’s application for U.S. DOE Approval of the Institution following a change in ownership.

“Treasury Regulations” means the Treasury Regulations (including Temporary Treasury Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“U.S.” and “United States” means the United States of America.

“U.S. DOE” means the United States Department of Education.

“U.S. DOE Approval” means a provisional program participation agreement issued and countersigned by the Secretary of U.S. DOE, or his designee, in conjunction with an accurate ECAR (but not including a TPPPA) that is complete and accurate in all material respects, certifying an institution for participation in the Title IV Programs that does not include any condition that would materially impair the Parent’s operations.

Section 1.02   Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Americare”	Recitals
“Americare Business”	Recitals
“Americare Institution”	Recitals
“Ancillary Lease Documents”	3.15(d)
“Audited Financial Statements”	3.06(a)
“Baran”	Preamble
“Basket”	7.04(a)
“BIT”	Recitals
“BIT Business”	Recitals
“BIT Common Stock”	Recitals
“BIT Institution”	Recitals
“BIT Shares”	Recitals
“Cap”	7.04(a)
“CCI”	Recitals
“CCI Business”	Recitals
“CCI Institution”	Recitals
“Clemens”	Recitals

Definition	Location

“Clemens Agreement”	Recitals
“Engine City”	Recitals
“Engine City Business”	Recitals
“Engine City Institution”	Recitals
“ERISA”	3.17(a)
“Financial Statements”	3.06(a)
“HUV”	Recitals
“HUV Business”	Recitals
“HUV Interests”	Recitals
“Independent Accounting Firm”	2.05(c)(ii)
“Interim Financial Statements”	3.06(a)
“Internal Controls”	3.06(d)
“lease”	3.13(a)(xxiii)
“Loss”	7.02(a)
“Material Contracts”	3.13(a)
“Merion”	Preamble
“Multiemployer Plan”	3.17(b)
“Multiple Employer Plan”	3.17(b)
“Non-Disclosure Agreement”	5.01(a)
“Options”	3.15(d)
“Parent”	Preamble
“Plans”	3.17(a)(ii)
“Policy Guidelines”	3.26(e)
“Purchase Price”	2.02
“Purchaser”	Preamble
“Purchaser Indemnified Party”	7.02(a)
“Required Consents”	3.05
“Restricted Business”	5.06(a)
“Restricted Period”	5.06(a)
“Seller”	Preamble
“Seller Indemnified Party”	7.03(a)
“Sellers”	Preamble
“Sellers’ Representative”	7.08(a)
“Tangible Personal Property”	3.16(a)
“Third Party Claim”	7.05(b)
“Transferred Employee”	5.05(b)
“UGP”	Preamble
“UGPE”	Preamble
“WARN Act”	3.17(g)

Section 1.03   Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or indicated, or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h)           references to a Person are also to its successors and permitted assigns; and

(i)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01   Purchase and Sale of the BIT Shares and the HUV Interests.  Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Sellers shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the BIT Shares and the HUV Interests, and the Purchaser shall purchase the BIT Shares and the HUV Interests.

Section 2.02   Purchase Price.  Subject to the adjustments set forth in Section 2.05, the purchase price for the Shares, the HUV Interests and the covenants contained in Section 5.06 shall be an amount in cash equal to Twenty-Eight Million Dollars ($28,000,000) (the “Purchase Price”) which shall be allocated $26,450,000 to the Shares, $250,000 to the HUV Interests and $1,300,000 to the covenants contained in Section 5.06.

Section 2.03   Deliveries by the Sellers.  (a)  On or prior to the date hereof, the Sellers shall have delivered or caused to be delivered to the Purchaser:

(i)    stock certificates evidencing the BIT Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(ii)           instruments of sale, transfer and conveyance evidencing and effecting the transfer of the HUV Interests to the Purchaser, in form satisfactory to the Purchaser;

(iii)      evidence in the form of a Bill of Sale and Assumption Agreement that the assets listed on Section 2.03(a)(iii)(1) of the Disclosure Schedule have been assigned to BIT and the liabilities listed on Section 2.03(a)(iii)(2) of the Disclosure Schedule have been assumed by BIT, in a form satisfactory to the Purchaser;

(iv)          a counterpart of the Escrow Agreement, duly executed by the Sellers’ Representative;

(v)           a counterpart of the Lease, duly executed by Educational Properties, LLC;

(vi)          the Assignments of Lease, each duly executed by all the parties thereto;

(vii)         the General Release, duly executed by the Sellers;

(viii)        a receipt for the Purchase Price, less the Escrow Amount;

(ix)          the resignations, effective as of the Closing, of all of the directors and officers of each Company and each Subsidiary, except for such persons as shall have been designated in writing prior to the date hereof by the Purchaser to the Sellers;

(x)           a copy of (i) the certificate of incorporation (or other similar organizational document), as amended, of each Company and each Subsidiary, certified by the Secretary of State in their respective jurisdictions of organization, as of a date not earlier than five Business Days prior to the date hereof and accompanied by a certificate of the Secretary or Assistant Secretary of such Company or Subsidiary, dated as of the date hereof, stating that no amendments have been made to such certificate of incorporation (or other similar organizational document) since such date, and (ii) the by-laws of each Company and each Subsidiary, certified by the Secretary or Assistant Secretary of such Company or Subsidiary;

(xi)          a certificate of non-foreign status (in a form reasonably acceptable to the Purchaser) pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations of each Seller (provided that if a Seller is a disregarded entity then such certificate shall be provided by its sole beneficial owner);

(xii)         a good standing certificate for each Company and each Subsidiary from the Secretary of State in their respective jurisdictions of organization and from the Secretary of State in each other jurisdiction in which the operation of such Company’s or Subsidiary’s business in such jurisdiction, requires such Company or Subsidiary to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five Business Days prior to the date hereof;

(xiii)        a true and complete copy, certified by the Secretary or an Assistant Secretary of each of UGP, Merion and UGPE, of the resolutions duly and validly adopted by the board of directors/managers of such Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(xiv)        a certificate of the Secretary or an Assistant Secretary of each of UGP, Merion and UGPE certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(xv)         the Transfer of Establishment – Form III executed by BIT;

(xvi)        evidence satisfactory to the Purchaser that (i) the Sellers shall have contributed, or caused to be contributed, to the capital of each Company and Subsidiary, the difference between (i) the intercompany Indebtedness owed by such Company or Subsidiary to any Seller or its Affiliates (other than any Company or Subsidiary) as of the Closing Date and (ii) the intercompany Indebtedness owed by any Seller or its Affiliates (other than any Company or Subsidiary) to any Company or Subsidiary as of the Closing Date, and all such intercompany Indebtedness shall cease to exist and be of no further force or effect;

(xvii)       evidence that all contracts or arrangements between any Company, Subsidiary or Institution, on the one hand, and any Seller or any Affiliate of any Seller (other than Clemens or a Company, Subsidiary or Institution) shall have been terminated or amended to exclude any Company, Subsidiary or Institution as a party thereto;

(xviii)      an executed Termination of Lease Agreement with respect to the CCI Lease;

(xix)         an executed lease agreement between Farmington Imlay Associates LLC and the Purchaser, in a form satisfactory to the Purchaser; and

(xx)          evidence of payment by the Sellers of each amount set forth on Section 2.03(a)(xx) of the Disclosure Schedules to the Person listed opposite such amount on Section 2.03(a)(xx) of the Disclosure Schedules.

Section 2.04   Deliveries by the Purchaser.  (b)  On or prior to the date hereof, the Purchaser shall have delivered or caused to be delivered to the Sellers:

(i)           the Purchase Price, less the Escrow Amount, in the manner set forth in Section 2.04(a)(i) of the Disclosure Schedule, by wire transfer in immediately available funds to the Purchase Price Bank Accounts;

(ii)           a counterpart of the Lease, duly executed by the Purchaser;

(iii)          counterparts of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(iv)          a true and complete copy of the written consent of the board of directors of the Purchaser evidencing its authorization of the execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby;

(v)           a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(vi)          the Transfer of Establishment – Form III executed by the Purchaser.

(b)           At the Closing, the Purchaser shall deliver or cause to be delivered to the Escrow Agent, in accordance with the Escrow Agreement, the Escrow Amount by wire transfer in immediately available funds to the Escrow Account.

Section 2.05   Adjustment of Purchase Price.  The Purchase Price shall be subject to adjustment on and after the date hereof as specified in this Section 2.05:

(a)           Estimated Closing Balance Sheet.  At least three Business Days prior to the date hereof, the Sellers shall have delivered to the Purchaser the Estimated Closing Balance Sheet.  The Sellers shall have prepared the Estimated Closing Balance Sheet in accordance with GAAP and GAGAS, and the Estimated Closing Balance Sheet shall set forth the Sellers’ good faith estimate of the consolidated Net Working Capital with respect to the Companies and the Subsidiaries as of the date hereof.  The Sellers shall make available to the Purchaser the work papers used in preparing the Estimated Closing Balance Sheet.  If the Net Working Capital reflected on the Estimated Closing Balance Sheet exceeds the Target Working Capital (or is negative by a lesser amount than the Target Working Capital), then the Purchase Price payable by the Purchaser on the date hereof shall be adjusted upwards in an amount equal to such excess (or amount by which such Net Working Capital is a lesser negative amount than the Target Working Capital).  If the Net Working Capital reflected on the Estimated Closing Balance Sheet is less than the Target Working Capital (or is negative by a greater amount than the Target Working Capital), then the Purchase Price payable by the Purchaser on the date hereof shall be adjusted downward in an amount equal to such deficiency (or amount by which such Net Working Capital is a greater negative amount than the Target Working Capital).

(b)           Closing Balance Sheet.  On or prior to January 30, 2009, provided that the Purchaser provides the assistance necessary for Sellers to complete such statement, the Sellers shall deliver to the Purchaser a revised Estimated Closing Balance Sheet, prepared in accordance with GAAP and GAGAS and setting forth the Sellers’ good faith calculation of the consolidated Net Working Capital with respect to the Companies and the Subsidiaries as of the date hereof.  The Sellers shall make available to the Purchaser the work papers used in preparing such balance sheet.  As promptly as practicable, but in any event within 45 Business Days following the date hereof, the Purchaser shall prepare and deliver to the Sellers’ Representative the Closing Balance Sheet, prepared in accordance with GAAP and GAGAS.

(c)           Disputes.  (i) The Sellers’ Representative may dispute any amounts reflected on the Closing Balance Sheet delivered by the Purchaser, but only on the basis that the amounts reflected on such Closing Balance Sheet were not arrived at in accordance with GAAP and GAGAS or were arrived at based on mathematical or clerical error.  If the Sellers’ Representative intends to dispute any such amounts, the Sellers’ Representative shall notify the Purchaser and the Purchaser’s Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 Business Days of the delivery by the Purchaser of the Closing Balance Sheet to the Sellers’ Representative.  In the event of such a dispute, the Sellers’ Representative and the Purchaser shall attempt to reconcile the disputed amounts, and any resolution agreed by them as to such disputed amounts shall be final, conclusive and binding on the parties hereto.

(ii)           If the Sellers’ Representative and the Purchaser are unable to reach a resolution with such effect within 30 Business Days of the receipt by the Purchaser and the Purchaser’s Accountants of the Sellers’ Representative’s written notice of dispute, the Sellers’ Representative and the Purchaser shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually acceptable to the Sellers and the Purchaser (such accounting firm being referred to herein as an “Independent Accounting Firm”), which shall, within 30 Business Days after such submission, determine and report to the Sellers’ Representative and the Purchaser upon such remaining disputed items, and such determination shall be final, conclusive and binding on the Sellers and the Purchaser. The fees and expenses of the Independent Accounting Firm shall be allocated between the Sellers, on the one hand, and the Purchaser, on the other hand, in the same proportion as the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

(ii)           In acting under this Section 2.05, the Sellers’ Accountants, the Purchaser’s Accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(d)           Purchase Price Adjustment.  (i) The Closing Balance Sheet shall be deemed final upon the earliest to occur of (A) the Sellers’ Representative’s failure to notify the Purchaser of a dispute by the 30th Business Day after the Purchaser’s delivery of the Closing Balance Sheet to the Sellers’ Representative, (B) the resolution of all disputes, pursuant to Section 2.05(c)(i), by the Sellers’ Accountants and the Purchaser’s Accountants and (C) the resolution of all disputes, pursuant to Section 2.05(c)(ii), by the Independent Accounting Firm.

(ii)           If the Net Working Capital reflected on the Estimated Closing Balance Sheet exceeds the Net Working Capital reflected on the Closing Balance Sheet (or is negative by a lesser amount than the Net Working Capital reflected on the Closing Balance Sheet), then the Purchase Price shall be adjusted downward in an amount equal to such excess (or amount by which such Net Working Capital is a lesser negative amount than the Net Working Capital reflected on the Closing Balance Sheet), and within five Business days of the Closing Balance Sheet being deemed final, the Sellers’ Representative shall pay the amount of such excess to the Purchaser by wire transfer in immediately available funds.  If the Sellers’ Representative shall fail to pay the amount of such deficiency within the period specified in the immediately preceding sentence, then the Purchaser may deliver written notice to the Escrow Agent and the Sellers’ Representative specifying such amount, and the Escrow Agent shall, within three Business Days of its receipt of such notice and in accordance with the terms of the Escrow Agreement, pay such amount to the Purchaser out of the Escrow Account by wire transfer in immediately available funds.  No failure of the Purchaser to deliver a notice of the type specified in the immediately preceding sentence shall relieve the Sellers’ Representative of the obligation to pay the amount of such deficiency to the Purchaser.

(iii)           If the Net Working Capital reflected on the Estimated Closing Balance Sheet is less than the Net Working Capital reflected on the Closing Balance Sheet (or is negative by a greater amount than the Net Working Capital reflected on the Closing Balance Sheet), then the Purchase Price shall be adjusted upward in an amount equal to such deficiency (or amount by which such Net Working Capital is a greater negative amount than the Net Working Capital reflected on the Closing Balance Sheet), and within five Business days of the Closing Balance Sheet being deemed final, the Purchaser shall pay the amount of such deficiency to the Sellers, in the manner set forth in Section 2.04(a)(i) of the Disclosure Schedule, by wire transfer in immediately available funds to the Purchase Price Bank Accounts.

Section 2.06   Escrow.  In accordance with the terms of the Escrow Agreement, on the date hereof the Purchaser shall deposit the Escrow Amount in the Escrow Account.  The Escrow Account shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 2.07   Withholding.  The Purchaser shall be entitled at any time to deduct and withhold from any portion of the Purchase Price otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold and pay over to applicable taxing authorities with respect to the making of such payment under the Code or any applicable provision of state or local Tax Law.  To the extent that amounts are so withheld by the Purchaser, the Purchaser shall pay over such amounts to the applicable taxing authorities.  To the extent that amounts are so withheld by the Purchaser and paid over to the applicable taxing authority, such amounts shall be treated for all purposes as having been paid to the Sellers.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, except as set forth in the Disclosure Schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant herein; provided, that the disclosure of any fact or item in any Section of the Disclosure Schedule shall, should the existence of such factor or item be relevant to any other Section, be deemed to be disclosed with respect to that Section, so long as the relevance of such disclosure to such other Section is reasonably apparent on the face of such disclosure), each of the Sellers hereby, jointly and severally (except with respect to Sections 3.01(b), (c), (d) and (e), pursuant to which each Seller represents and warrants each statement therein only to the extent directly applicable to such Seller), represents and warrants to the Purchaser and the Parent as follows:

Section 3.01   Organization, Authority and Qualification.  (a)  Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Businesses as it has been and is currently conducted.  Each Company is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of any Institution makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of such Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party or (ii) otherwise have a Material Adverse Effect.  All corporate actions taken by each Company have been duly authorized, and no Company has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of its certificate of incorporation or by-laws.  True and correct copies of the certificate of incorporation and by-laws of each Company, each in effect on the date hereof, have been delivered or made available by the Sellers to the Purchaser.

(b)           UGPE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  UGPE is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of UGPE to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party or (ii) otherwise have a Material Adverse Effect.  The execution and delivery by UGPE of this Agreement and the Ancillary Agreements to which it is a party, the performance by UGPE of its obligations hereunder and thereunder and the consummation by UGPE of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action.  This Agreement has been, and upon their execution the Ancillary Agreements to which UGPE is a party shall have been, duly executed and delivered by UGPE and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of UGPE, enforceable against UGPE in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)           UGP is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary limited liability company power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  UGP is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of UGP to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which it is a party or (ii) otherwise have a Material Adverse Effect.  The execution and delivery by UGP of this Agreement and the Ancillary Agreements to which it is a party, the performance by UGP of its obligations hereunder and thereunder and the consummation by UGP of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of UGP and its members.  This Agreement has been, and upon their execution the Ancillary Agreements to which UGP is a party shall have been, duly executed and delivered by UGP and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of UGP, enforceable against UGP in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d)           Merion is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Merion is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of Merion to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which Merion is a party or (ii) otherwise have a Material Adverse Effect.  The execution and delivery by Merion of this Agreement and the Ancillary Agreements to which Merion is a party, the performance by Merion of its obligations hereunder and thereunder and the consummation by Merion of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Merion and its partners.  This Agreement has been, and upon their execution the Ancillary Agreements to which Merion is a party shall have been, duly executed and delivered by Merion, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of Merion, enforceable against Merion in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(e)           Each of Baran and Barbara Baran is an individual and has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement and the Ancillary Agreements to which Baran or Barbara Baran is a party, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon his execution the Ancillary Agreements to which Baran or Barbara Baran is a party will be, duly and validly executed and delivered by Baran or Barbara Baran, as the case may be, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of Baran or Barbara Baran, enforceable against Baran or Barbara Baran in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.02   Subsidiaries.  (a)  Section 3.02(a) of the Disclosure Schedule sets forth for each Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

(b)           Except as set forth on Section 3.02(b) of the Disclosure Schedule, other than the Subsidiaries, there are no other corporations, partnerships, joint ventures, associations or other entities in which any Company or Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.  Other than the Subsidiaries, no Company or Subsidiary is a member of (nor is any part of any Business conducted through) any partnership and no Company or Subsidiary is a participant in any joint venture or similar arrangement.

(c)           Each Subsidiary that is a corporation:  (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (x) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (y) otherwise have a Material Adverse Effect.  Each Subsidiary that is not a corporation:  (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (x) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (y) otherwise have a Material Adverse Effect.

(d)           All corporate or other actions taken by each Subsidiary have been duly authorized and no Subsidiary has taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents).  True and complete copies of the certificate of incorporation and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered or made available by the Sellers to the Purchaser.

Section 3.03   Capitalization.  (a)  The authorized capital stock or other ownership interests of each Company is set forth in Section 3.03(a) of the Disclosure Schedule.  All of the issued and outstanding shares of capital stock or other ownership interests of each Company are duly authorized, validly issued, fully paid and nonassessable.  None of the issued and outstanding Shares or HUV Interests were issued in violation of any preemptive rights.  Except as set forth in Section 3.03(a) of the Disclosure Schedule, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares, the HUV Interests or obligating any Seller or any Company to issue or sell any Shares or HUV Interests, or any other interest in, any Company.  There are no outstanding contractual obligations of BIT or HUV to repurchase, redeem or otherwise acquire any shares of BIT Common Stock or any HUV Interests, respectively, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  The Shares and the HUV Interests constitute all of the issued and outstanding capital stock or other ownership interests of the Companies and are owned of record and beneficially by the Sellers as set forth in Section 3.03(a) of the Disclosure Schedule free and clear of all Encumbrances, other than Permitted Encumbrances.  The Preferred Stock set forth in Section 3.03(a) of the Disclosure Schedule shall have been redeemed as of the date hereof.  Upon consummation of the transactions contemplated by this Agreement and registration of the Shares and the HUV Interests in the name of the Purchaser in the stock or other records of the Companies, the Purchaser, assuming it shall have purchased the Shares and the HUV Interests for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock or other ownership interests of each Company free and clear of all Encumbrances, other than Permitted Encumbrances.  Upon consummation of the transactions contemplated by this Agreement, the Shares and the HUV Interests will be fully paid and nonassessable.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or the HUV Interests.

(b)           The stock or other register of each Company accurately records:  (i) the name and address of each Person owning shares of capital stock or other ownership interests of such Company and (ii) the certificate number of each certificate evidencing shares of capital stock or other ownership interests issued by such Company, the number of shares or other ownership interests evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

(c)           All the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights and are owned by BIT, whether directly or indirectly, free and clear of all Encumbrances, other than Permitted Encumbrances.  There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating any Seller, any Company or any Subsidiary to issue or sell any shares of capital stock of, or any other interest in, any Subsidiary.  Except as set forth on Section 3.03(c) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

(d)           The stock or other register of each Subsidiary accurately records:  (i) the name and address of each Person owning shares of capital stock or other ownership interests of such Subsidiary and (ii) the certificate number of each certificate evidencing shares of capital stock or other ownership interests issued by such Subsidiary, the number of shares or other ownership interests evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

Section 3.04   No Conflict.  Assuming that all consents, approvals, authorizations filings, notifications and other actions described in Section 3.04 and Section 3.05 of the Disclosure Schedule have been obtained or made, the execution, delivery and performance by any Seller of this Agreement and the Ancillary Agreements to which any Seller is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of any Seller, Company or Subsidiary, (b) conflict with or violate (or cause an event that could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to any Seller, Company or Subsidiary or any of their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance, other than Permitted Encumbrances, on any of the Shares, the HUV Interests or the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which or any Seller, Company or Subsidiary is a party or by which any of the Shares, the HUV Interests or the Assets is bound or affected, except, in the case of this clause (c), to the extent that such conflicts, breaches, defaults or other matters would not (i) adversely affect the ability of any Seller, Company or Subsidiary to carry out its or his obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which such Seller, Company or Subsidiary is a party or (ii) otherwise have a Material Adverse Effect.

Section 3.05   Governmental Consents and Approvals.  Except for the consents, approvals and notifications that must be obtained or given prior to the Closing as set forth on Section 3.05 of the Disclosure Schedule (the “Required Consents”), the execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which the such Seller is a party, as the case may be, do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority or Educational Agency.  To the Knowledge of the Sellers, there is no reason why all the Required Consents will not be received.

Section 3.06   Financial Information; Books and Records; No Undisclosed Liabilities.  (a)  True and complete copies of (i) the audited consolidated balance sheet of the Companies and Clemens as of December 31, 2007, and the related audited consolidated statements of income, retained earnings, shareholders’ equity and changes in financial position of the Companies and Clemens, together with all related notes and schedules thereto, accompanied by the reports thereon, if any, of the Sellers’ Accountants (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Companies and Clemens for the nine-month period ending September 30, 2008 and the related consolidated financial statements of Companies and Clemens, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered or made available by the Sellers to the Purchaser.  The Audited Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the “Financial Statements”.  The Financial Statements (A) were prepared in accordance with the books of account and other financial records of Clemens, the Companies and the Subsidiaries, (B) present fairly, in all material respects, the financial condition and results of operations of Clemens, the Companies and the Subsidiaries as of the dates thereof or for the period covered thereby (subject, in the case of the Interim Financial Statements, to normal year-end adjustments), (C) have been prepared in accordance with GAAP and GAGAS, on a basis consistent with the Accounting Principles and the past practices of Clemens, the Companies and the Subsidiaries, and (D) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation in all material respects of the financial condition of Clemens, the Companies and the Subsidiaries and the results of the operations of Clemens, the Companies and the Subsidiaries as of the dates thereof or for the period covered thereby.

(b)           The books of account and other financial records of the Companies and the Subsidiaries:  (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Companies and the Subsidiaries, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

(c)           The minute books of the Companies and the Subsidiaries reflecting records of actions taken by the shareholders or members, boards of directors/managers and all committees of the boards of directors/managers of the Companies and the Subsidiaries have been provided or made available to the Purchaser and are complete and accurate in all material respects.

(d)           The Companies and the Subsidiaries have established and maintain a system of internal accounting controls (“Internal Controls”) sufficient to comply with all legal and accounting requirements applicable to the Companies, the Subsidiaries and the Institutions and to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and GAGAS, subject to the adjustments set forth in the Accounting Principles.  Except as set forth in Section 3.06(d) of the Disclosure Schedule, there are no significant deficiencies or material weaknesses in the design or operation of such Internal Controls, and the Companies and the Subsidiaries have not been advised by any independent auditor or other third party that any such significant deficiency or material weakness in such Internal Controls exists or existed.  Except as set forth in Section 3.06(d) of the Disclosure Schedule, no Company or any Subsidiary nor any of their respective directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Companies and the Subsidiaries or their respective Internal Controls, including any complaint, allegation, assertion or claim that the Companies and the Subsidiaries have engaged in questionable financial reporting, accounting or auditing practices.  There has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Internal Controls or, to the Knowledge of the Sellers, any allegations or investigations of any such fraud.

(e)           There are no Liabilities of the Companies and the Subsidiaries, other than Liabilities (i) reflected or reserved against in the Financial Statements, (ii) set forth in Section 3.06(e) of the Disclosure Schedule, or (iii) incurred since September 30, 2008 in the ordinary course of business, consistent with the past practice of the Companies and the Subsidiaries and which do not and could not have a Material Adverse Effect.

Section 3.07   Receivables.  Set forth in Section 3.07 of the Disclosure Schedule is an aged list of the Receivables as of September 30, 2008.  All Receivables arising from the date thereof until the Closing have or will have arisen in the ordinary course of business from bona fide transactions and constitute or will constitute only valid, undisputed claims of any Company, Subsidiary or Institution, and no valid claims of setoff or other defenses or counterclaims have been formally asserted with respect thereto, other than normal cash discounts accrued in the ordinary course of business consistent with the past practices of the Companies and the Subsidiaries or as reserved for in the Financial Statements.

Section 3.08   Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.  Since December 31, 2007, the Businesses have been conducted in the ordinary course consistent with past practice.  As amplification and not limitation of the foregoing, since such date, except as set forth in Section 3.08 of the Disclosure Schedule, no Company, Subsidiary or Institution has:

(a)           permitted or allowed any of the Assets to be subjected in any material respect to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b)           except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to any Company or Subsidiary, or paid or otherwise discharged any material Liability related to any Company or Subsidiary, other than current liabilities incurred in the ordinary course of business consistent with past practice;

(c)           written down or written up in any material respect (or failed to write down or write up in accordance with accounting methods consistent with past practice) the value of any Inventory or Receivables or revalued in any material respect any of the Assets other than in the ordinary course of business consistent with past practices and in accordance with GAAP;

(d)           made any change in any method of accounting or accounting practice or policy used by any Company or Subsidiary, other than such changes required by GAAP;

(e)           amended, terminated, cancelled or compromised any material claims of any Company or Subsidiary or waived any other rights of material value to any Company or Subsidiary;

(f)           sold, transferred, leased, subleased or licensed to any Person, or abandoned or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of the Businesses other than in the ordinary course of business consistent with past practice;

(g)           redeemed any of the capital stock or declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holder(s) of capital stock of any Company or Subsidiary with respect to such capital stock;

(h)           merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(i)            made any capital expenditure or commitment for any capital expenditure in excess of $60,000 individually or $150,000 in the aggregate;

(j)            issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $35,000 individually or $100,000 in the aggregate;

(k)           incurred any Indebtedness in excess of $25,000 individually or $100,000 in the aggregate;

(l)            made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person;

(m)          failed to pay any creditor any material amount owed to such creditor when due;

(n)           (i) granted or announced any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by any Company or Subsidiary to any of its employees, including any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan in either case, except as required by Law or involving ordinary increases consistent with the past practices of the Companies and the Subsidiaries;

(o)           entered into any agreement, arrangement or transaction with any directors, managers, officers, employees, consultants, stockholders or members any Company, Subsidiary or Institution (or with any relative, beneficiary, spouse or Affiliate thereof);

(p)           entered into any agreement, arrangement or transaction with any Person or Governmental Authority providing for the furnishing of services by any Company, Subsidiary or Institution at a discount to rates or tuition amounts charged by such Company, Subsidiary or Institution as of December 31, 2007;

(q)           terminated, discontinued, closed or disposed of any facility or other business operation, or laid off any employees (other than layoffs of fewer than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or implemented any early retirement, separation or other program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Treasury Regulations or announced or planned any such action or program for the future;

(r)           allowed any permit required of any Company, Subsidiary or Institution by any Governmental Authority or any Environmental Permit in connection with the ownership or operation of the Businesses and the Institutions to lapse or terminate or failed to renew any insurance policy or any such permit or Environmental Permit that is scheduled to terminate or expire within 45 calendar days of the Closing Date;

(s)           failed to maintain each Company’s, Subsidiary’s and Institution’s buildings, property and equipment in good repair and operating condition, ordinary wear and tear excepted;

(t)           suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $50,000, whether or not such loss or damage shall have been covered by insurance;

(u)           amended or modified or consented to the termination of any Material Contract or any Company’s, Subsidiary’s or Institution’s rights thereunder;

(v)           made any material charitable contribution;

(w)          suffered any Material Adverse Effect;

(x)           agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.08, or granted any options to purchase, rights of first refusal, rights of first offer or any similar rights or commitments with respect to any of the actions specified in this Section 3.08, except as expressly contemplated by this Agreement and the Ancillary Agreements;

(y)           failed to comply in any material respect with or remain in material compliance with any Educational Law applicable to such Company, Subsidiary, Institution, or the Businesses, or to maintain in full force and effect any Educational Approval necessary for the Businesses’ and the Institution’s existing operations and such Company or Subsidiary has not received written notice from any Educational Agency of any such failure;

(z)           unless required by applicable Law, made any material change in any of its established practices or procedures for complying with any Educational Law;

(aa)         made, changed or revoked any material Tax election or settled or compromised any Tax liability or consented to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, in each case, with respect to the Assets or any Company or Subsidiary; or

(bb)        not shortened or lengthened the customary payment cycles for any of its payables or receivables.

Section 3.09   Litigation.  Except as set forth in Section 3.09 of the Disclosure Schedule, there are no Actions, Claims or Educational Claims by or against any Company, Subsidiary or Institution (or by or against any Seller or any Affiliate thereof and relating to the Businesses, the Companies, the Subsidiaries or the Institutions) or affecting any of the Assets or the Businesses pending before any Governmental Authority or Educational Agency (nor, to the Knowledge of the Sellers, threatened to be brought by or before any Governmental Authority or Educational Agency).  Timely claims for insurance with respect to all such Actions, Claims and Educational Claims set forth in Section 3.09 of the Disclosure Schedule have been submitted by or on behalf of the applicable Company, Subsidiary or Institution.  None of the Sellers, Companies, Subsidiaries or Institutions nor any of their respective assets and properties, including the Assets, is subject to any Governmental Order or order of any Educational Agency (nor, to the Knowledge of the Sellers, are any Governmental Orders or orders of any Educational Agency threatened to be imposed) that has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.10   Compliance with Laws.  (a)  The Companies, the Subsidiaries and the Institutions have conducted and continue to conduct the Businesses in accordance in all material respects with all Laws (excluding Educational Laws) and Governmental Orders applicable to the Companies, the Subsidiaries and the Institutions or the Assets, and no Company, Subsidiary or Institution is in violation in any material respect of any such Law or Governmental Order.  No Company, Subsidiary or Institution has, in the last three years, received any written communication from any Governmental Authority alleging that such Company, Subsidiary or Institution is not in compliance in any material respect with any Law or Governmental Order that has not been resolved.

(b)           Section 3.10(b) of the Disclosure Schedule sets forth a brief description of each Governmental Order applicable to the Companies, the Subsidiaries, the Institutions or the Assets, and no such Governmental Order has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 3.11   Environmental and Other Permits and Licenses; Related Matters.  Except as set forth on Section 3.11(b)(ii) and (c) of the Disclosure Schedule:

(a)           Each Company, Subsidiary and Institution is in compliance in all material respects with all applicable Environmental Laws.  Each Company, Subsidiary and Institution has all material Environmental Permits required under Environmental Law, all such permits are in full force and effect and each Company, Subsidiary and Institution is in material compliance therewith.

(b)           There has been no Release of any Hazardous Material (i) by any Company, Subsidiary or Institution, (ii) to the Knowledge of the Sellers, on the Real Property, (iii) to the Knowledge of the Sellers, on any property formerly leased, used or occupied by any Company, Subsidiary or Institution during the period of any Company’s, Subsidiary’s or Institutions’ lease, use or occupancy thereof, or (iv) on any property formerly owned by any Company, Subsidiary or Institution during the period of any Company’s, Subsidiary’s or Institution’s ownership thereof, in the case of (i), (ii), (iii) and (iv), that requires any Remedial Action.

(c)           There are no Environmental Claims pending (or, to the Knowledge of the Sellers, threatened) against any Company, Subsidiary or Institution, and there are no circumstances that can reasonably be expected to form the basis of any such Environmental Claim, including, to the Knowledge of the Sellers, with respect to any off-site disposal location currently or formerly used by any Company, Subsidiary or Institution or any of its predecessors or with respect to previously owned or operated facilities.

(d)           No Company or Subsidiary is conducting, or has undertaken or completed or funded, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(e)           To the Knowledge of the Sellers, there is no asbestos or asbestos-containing material on any of the Real Property that requires abatement, removal or encapsulation pursuant to Environmental Law.

(f)            None of the Real Property is listed or proposed for listing, nor to the Knowledge of the Sellers does the Real Property adjoin any other property that is listed or proposed for listing, on the National Priorities List or CERCLIS or on any analogous federal, state or local list.

(g)           To the Knowledge of the Sellers, there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including requirements or restrictions related to buffer or transition areas or open waters) at or affecting the Real Property.

(h)           The Sellers have provided or made available to the Purchaser copies of (i) any environmental assessment or audit reports or other similar studies or analyses relating to the Businesses, the Real Property or the Companies or the Subsidiaries in their possession, and (ii) all insurance policies issued at any time that may provide coverage to any Company, Subsidiary or Institution for environmental matters.

(i)            There are no underground storage tanks, surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on the Real Property by the Sellers.

(j)            Except with respect to the property located at 97 Newberry Road, East Windsor, Connecticut, neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will require any Remedial Action or notice to or consent of any Governmental Authority or third party pursuant to any applicable Environmental Law or Environmental Permit.

(k)           Except with respect to Section 3.05 and Section 3.08, the representations set forth in this Section 3.11 are the only representations with respect to environmental matters.

Section 3.12   No Preferential Rights.  There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Assets (other than in the ordinary course of business consistent with past practice), or any of the Shares or the HUV Interests.

Section 3.13   Material Contracts.  (a)  Section 3.13(a) of the Disclosure Schedule lists each of the following types of contracts and agreements (including oral agreements) of each Company, Subsidiary and Institution (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any Leased Real Property (including all contracts, agreements, leases and subleases relating to Intellectual Property and all contracts, agreements, leases and subleases relating to Tangible Personal Property), being “Material Contracts”):

(i)           each contract or agreement, or related series of agreements, that cannot be cancelled by a Company, Subsidiary or Institution on 30 days’ notice or less without penalty or further payment and under the terms of which such Company, Subsidiary or Institution:  (A) is likely to pay or otherwise give consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2009; (B) is likely to pay or otherwise give consideration of more than $50,000 in the aggregate over the remaining term of such contract; (C) is reasonably likely to be entitled to receive consideration of more than $25,000 in the aggregate during the calendar year ended December 31, 2009; or (D) is likely to be entitled to receive consideration of more than $50,000 in the aggregate over the remaining term of the contract;

(ii)          all advertising agency, sales promotion, market research, marketing, web site creation and maintenance, consulting and advertising contracts and agreements to which any Company, Subsidiary or Institution is a party and involving the payment of consideration of more than $25,000 in the aggregate;

(iii)         all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which any Company, Subsidiary or Institution is a party and that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(iv)         all contracts and agreements relating to Indebtedness of any Company, Subsidiary or Institution;

(v)          all contracts and agreements between any Company, Subsidiary or Institution, on the one hand, and any Educational Agency, on the other hand, but excluding any Educational Approval;

(vi)         all contracts and agreements that limit or purport to limit the ability of any Company, Subsidiary or Institution to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)        all contracts and agreement between any Company, Subsidiary or Institution, on the one hand, and any Seller or any Affiliate of any Seller (other than Clemens, a Company, Subsidiary or Institution), on the other hand;

(viii)       all contracts and agreements between any Company, Subsidiary or Institution, on the one hand, and any of its respective directors, managers, officers, employees, stockholders or members (or any relative, beneficiary, spouse or Affiliate thereof), on the other hand, other than any oral contracts of employment terminable on no more than 30 days’ notice without penalty or further payment obligation;

(ix)          all material contracts, agreements and leases relating to the use, occupancy, management or operation of the Leased Real Property;

(x)           all material agreements included in the Companies IP Licenses (and exclusive of any agreements or licenses included in the Companies IP Licenses that arise from the purchase of any commercially available “off-the-shelf” computer software products that are not material to the Businesses, or any other “shrink-wrap” or “click-wrap” licenses or agreements that are included in the Companies IP Licenses and that are not material to the Businesses);

(xi)          all agreements regarding any special pricing, discount or reduced tuition arrangement including agreements providing for tuition or pricing that is materially inconsistent with the tuition reflected in the enrollment agreements, catalogs, and other written materials of any Company, Subsidiary or Institution disseminated to students and prospective students;

(xii)         all joint venture, community college, partnership or similar agreements involving a sharing of profits, losses, costs or liabilities with any other Person;

(xiii)        all agreements with any Third-Party Servicer, as that term is defined in 34 C.F.R. § 668.2;

(xiv)        all agreements in existence since the Compliance Date under which any Company, Subsidiary or Institution provides or has provided educational instruction on behalf of any other institution or organization, or another institution provides or has provided educational instruction on behalf of any Company, Subsidiary or Institution, including all consortium, contractual, internship, externship or articulation agreements;

(xv)         all agreements respecting the funding of student scholarships;

(xvi)        all agreements under which any Company, Subsidiary or Institution is a lender;

(xvii)       all agreements for the sale of tuition receivables;

(xviii)      all marketing agreements and agreements for student recruiting and retention services (other than agreements with employees of Clemens or any Company, Subsidiary or Institution);

(xix)        all agreements by which any Company, Subsidiary or Institution provides or facilitates scholarships or grants;

(xx)         all agreements by which any Company, Subsidiary or Institution provides private capital loans to students attending any Institution;

(xxi)        all agreements for student recruiting services whether entered into with an employee or with third parties;

(xxii)       all amendments, supplements, and modifications (whether oral or written) in respect of any of the foregoing; and

(xxiii)      all other contracts and agreements, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect.

For purposes of this Agreement, the term “lease” shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

(b)           Except as set forth in Section 3.13(b) of the Disclosure Schedule, each Material Contract:  (i) is valid and binding on the Seller, Company, Institution or Subsidiary that is a party thereto and, to the Knowledge of Sellers, on the other parties thereto and is in full force and effect, (ii) does not require consent, approval or notice to any third party as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, and (iii) assuming receipt of the Required Consents, upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall continue in full force and effect without penalty or other adverse consequence.  No Company, Subsidiary or Institution is in breach of, or default under, any Material Contract and no Company, Subsidiary or Institution has received written notice from any third party to any Material Contract alleging or asserting any such breach or default or any notice of termination or cancellation thereof.

(c)           To the Knowledge of the Sellers, no other party to any Material Contract is in material breach thereof or default thereunder, and no Company, Subsidiary or Institution has given any notice of termination, cancellation, breach or default under any Material Contract.

(d)           The Sellers have made available to the Purchaser true and complete copies of all written Material Contracts and has provided to the Purchaser a summary of all oral Material Contracts (if any).

Section 3.14   Intellectual Property.  (a)  Section 3.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Owned Intellectual Property, if any (ii) all Companies IP Licenses, other than commercially available off-the-shelf computer software products licensed pursuant to shrink-wrap or click-wrap licenses that are not material to the Businesses or any other “shrink-wrap” or “click-wrap” licenses or agreements that are included in the Companies IP Licenses and that are not material to the Businesses, if any, and (iii) any other Owned Intellectual Property material to the Businesses.

(b)           The conduct of the Businesses as currently conducted does not infringe, misappropriate, or otherwise violate the Intellectual Property of any third party, and no Claim has been asserted that the conduct of the Businesses as currently conducted infringes, misappropriates or otherwise violates the Intellectual Property of any third party.  With respect to each item of Owned Intellectual Property, a Company or Subsidiary is the exclusive owner of the entire right, title and interest in and to such Intellectual Property free and clear of any Encumbrances, other than Permitted Encumbrances, and is entitled to use such Intellectual Property on an unrestricted basis in the continued operation of the Businesses.  With respect to each item of Licensed Intellectual Property a Company or Subsidiary has the right to use such Intellectual Property in the continued operation of the Businesses in accordance with the terms of the Companies IP Licenses governing such Intellectual Property.

(c)           Except as set forth in Section 3.14(c) of the Disclosure Schedule, to the Knowledge of the Sellers, no Person is engaging in any activity that infringes, dilutes, misappropriates, or otherwise violates the Owned Intellectual Property.  Each Companies IP License is valid and enforceable, is binding on a Company, Institution or Subsidiary and, to the Knowledge of the Sellers, on the other parties thereto, is in full force and effect, and no party to any Companies IP License is in material breach thereof or default thereunder.

Section 3.15   Real Property.  (a)  No Company or Subsidiary holds title to any Owned Real Property.

(b)           Section 3.15(b) of the Disclosure Schedule lists:  (i) the street address of each parcel of Leased Real Property and (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.

(c)           There is no material violation of any Law (including any building, planning or zoning law) relating to any of the Real Property.  The Sellers have made available to the Purchaser true, legible and complete copies of each deed for each parcel of Leased Real Property and all the title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of any Company, Subsidiary or Institution thereon or any other uses thereof.  A Company, Subsidiary or Institution is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used.  All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Businesses as they have been and currently are conducted.  There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property.  No Company, Subsidiary or Institution has leased any parcel or any portion of any parcel of Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor have the Sellers assigned its interest under any lease listed in Section 3.15(b) of the Disclosure Schedule to any third party.

(d)           Section 3.15(d) of the Disclosure Schedule sets forth a true and complete list of all leases relating to the Leased Real Property and any and all ancillary documents (the “Ancillary Lease Documents”) pertaining thereto (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).  Except as set forth in Section 3.15(d) of the Disclosure Schedule, with respect to each of such leases, no Company, Subsidiary or Institution has exercised or given any notice of exercise of, nor has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Options”).

(e)           The interests of the Companies, Subsidiaries and Institutions in the Leased Real Property to be transferred pursuant to this Agreement are sufficient in all material respects for the continued conduct of the Businesses after the Closing in substantially the same manner as conducted prior to the Closing.

(f)           There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Sellers, threatened against the Leased Real Property.

(g)           (i) All the Leased Real Property is occupied under a valid and current certificate of occupancy or similar permit, (ii) the transactions contemplated by this Agreement and the Ancillary Agreements will not require the issuance of any new or amended certificate of occupancy, and (iii) to the Knowledge of the Sellers, there are no facts that would prevent the Real Property from being occupied by any Company, Subsidiary or Institution after the Closing in the same manner as occupied by any Company, Subsidiary or Institution immediately prior to the Closing.

(h)           All improvements on the Real Property constructed by or on behalf of any Company, Subsidiary or Institution or constructed by or on behalf of any other Person, were constructed in compliance in all material respects with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property.

(i)            No improvements on the Real Property and none of the current uses and conditions thereof violate any Encumbrance, applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances, and no permits, licenses or certificates pertaining to the ownership or operation of all improvements on the Real Property, other than those which are transferable with the Real Property, are required by any Governmental Authority having jurisdiction over the Real Property.

(j)            All improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises or Encumbrance benefiting such Real Property, and there are no encroachments on any Real Property or any easement or property right or benefit appurtenant thereto by any improvements located on any adjoining premises.

(k)           There have been no improvements of a value in excess of $10,000 in the aggregate made to or constructed on any Real Property within the applicable period for the filing of mechanics’ liens.

(l)            The rental set forth in each lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(m)          A Company, Subsidiary or Institution has the full right to exercise any Options contained in the leases pertaining to the Leased Real Property on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such Options with respect thereto.

(n)           Other than the amounts listed on Section 2.03(a)(xx) of the Disclosure Schedule there are no payments or Taxes currently due with respect to any Leased Real Property or any real property leased by Clemens.

Section 3.16   Tangible Personal Property.  (a)  Section 3.16(a) of the Disclosure Schedule lists each item or distinct group of equipment, supplies, furniture, fixtures, personalty, books and other tangible personal property (the “Tangible Personal Property”) used at each Institution having an individual value equal to or greater than $5,000.

(b)           Section 3.16(b) of the Disclosure Schedule sets forth a true and complete list of all leases for Tangible Personal Property and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates) having an individual value equal to or greater than $5,000.

Section 3.17   Employee Benefit Matters.

(a)           Plans and Material Documents.  Section 3.17(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which each Company or Subsidiary is a party (other than any oral contracts of employment terminable on no more than 30 days’ notice without penalty or further payment obligation), with respect to which any Company or Subsidiary has any obligation or that are maintained, contributed to or sponsored by any Company or Subsidiary for the benefit of any current or former employee, officer, director or consultant of any Company or Subsidiary (other than any oral contracts of employment terminable on no more than 30 days’ notice without penalty or further payment obligation) and (ii) any contracts, arrangements or understandings between any Seller or any of its Affiliates and any employee or consultant of any Company or Subsidiary, including any contracts, arrangements or understandings relating to the sale of any Company or Subsidiary (collectively, the “Plans”).  The Sellers have made available to the Purchaser a complete and accurate copy of each written Plan and a summary of the material terms of any unwritten Plan and there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which any Company or Subsidiary is a party, with respect to which any Company or Subsidiary has any obligation or that are maintained, contributed to or sponsored by any Company or Subsidiary for the benefit of any current or former employee, officer, director or consultant of any Company or Subsidiary.

(b)           Absence of Certain Types of Plans.  None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).  None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any Person or obligates any Company or Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code.  None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of any Company or Subsidiary.  Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c)           Compliance with Applicable Law.  Each Plan is now and has always been operated in all material respects in accordance with the requirements of all applicable Law, including ERISA and the Code.  Each Company and Subsidiary has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan.  No Action is pending or, to the Knowledge of the Sellers, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and no material fact or event exists that could give rise to any such Action or claim.

(d)           Qualification of Certain Plans.  Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each trust established in connection with any Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to affect adversely the qualified status of any such Plan or the exempt status of any such trust.  Each trust maintained or contributed to by any Company or Subsidiary that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

(e)           Absence of Certain Liabilities and Events.  There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.  No Company or Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists that could give rise to any such liability.  No Company or Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that could give rise to any such liability.  No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan.  No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA.  No Plan had an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Plan.  None of the assets of any Company or Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; no Company or Subsidiary has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists which could give rise to any such lien or requirement to post any such security.

(f)           Plan Contributions and Funding.  All contributions, premiums or payments required to be made with respect to any Plan prior to the Closing Date have been or will be made on or before their due dates.  All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority, and to the Knowledge of the Sellers, no fact or event exists that could give rise to any such challenge or disallowance.

(g)           WARN Act.  Each Company and Subsidiary is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) and has no Liabilities pursuant to the WARN Act.

Section 3.18   Labor Matters.  (a)  No Company, Subsidiary or Institution is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Company, Subsidiary or Institution, and to the Knowledge of the Sellers, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could materially affect any Company, Subsidiary or Institution.

(b)           There are no unfair labor practice complaints pending against any Company, Subsidiary or Institution before the National Labor Relations Board or any other Governmental Authority.

(c)           Each Company and Subsidiary is currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of any Company or Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)           Each Company and Subsidiary has paid in full to all its respective employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.

(e)           There is no Claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before any Governmental Authority with respect to any Persons currently or formerly employed by any Company or Subsidiary.

(f)            No Company or Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

(g)           There is no charge or proceeding with respect to a violation of any occupational safety or health standard that has been asserted or is now pending or, to the Knowledge of the Sellers, threatened, with respect to any Company or Subsidiary.

(h)           Except as set forth in Section 3.18(h) of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Sellers, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority, with respect to any Company or Subsidiary.

Section 3.19   Assets.  (a)  Except as set forth on Section 3.19(a) of the Disclosure Schedule, each Company or Subsidiary has good and marketable title to, or in the case of leased Assets and Licensed Intellectual Property, a valid and subsisting leasehold interest in or lawful right to use, as applicable, all the Assets, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           A Company or Subsidiary, as the case may be, owns, leases or has the legal right to use, as applicable, all the properties and assets, including the Owned Intellectual Property, the Licensed Intellectual Property, the Companies IP Licenses, the Leased Real Property and the Tangible Personal Property, used or intended to be used in the conduct of the Businesses or otherwise owned, leased or used by a Company or any Subsidiary, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or any Subsidiary or in or relating to the conduct of the Businesses, all of which properties, assets and rights constitute Assets.

(c)           The Assets constitute all the properties, assets and rights forming a part of, used, new or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of the Businesses, and at all times the Sellers have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended (subject to ordinary wear and tear).

(d)           The Sellers have the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Assets to the Purchaser without penalty or other adverse consequences.  Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise acquire the interests of the Sellers in the Assets, free and clear of any Encumbrances, other than Permitted Encumbrances, and without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

Section 3.20   Student Lists.  (a)  Section 3.20(a) of the Disclosure Schedule lists the names and educational programs of all students enrolled at each Institution as of the date hereof for the then current academic period.

(b)           Section 3.20(b) of the Disclosure Schedule lists the names and intended educational programs of all students enrolled at each Institution as of the date hereof for future academic periods and not otherwise included in Section 3.20(a) of the Disclosure Schedule.

Section 3.21   Student Financial Records.  True and complete copies of the financial records for each student have been provided or made available to the Purchaser by the Sellers.

Section 3.22   Certain Interests.  Except as set forth in Section 3.22 of the Disclosure Schedule, no director, manager, member, stockholder or officer of any Seller, Company, Subsidiary or Institution, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such Person:

(a)           has any direct or indirect financial interest in or with respect to (i) any competitor or supplier of any Company, Subsidiary or Business or (ii) any other party to any arrangement or contract (including a lease) relating to any Company, Subsidiary or Business; provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor or supplier, and which are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor or supplier;

(b)           owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which any Company, Subsidiary or Institution uses or has used in the conduct of the Businesses or otherwise; or

(c)           has outstanding any Indebtedness to any Company, Subsidiary or Institution.

Section 3.23   Taxes.  (a)  (i) All Tax Returns required by applicable Law to be filed by or with respect to each Company and each Subsidiary prior to the Closing Date have been or will be timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due prior to the Closing Date in respect of each Company and each Subsidiary have been or will be timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority, and no basis exists for any such adjustment; (v) there are no pending or, to the Knowledge of the Sellers, threatened Actions for the assessment or collection of Taxes against any Company or Subsidiary; (vi) there are no Tax liens on any assets of any Company or Subsidiary, other than Permitted Encumbrances; (vii) no Seller nor any Affiliate of any Seller is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by any Company or Subsidiary of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (viii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (ix) none of the Sellers is a foreign person as such term is defined in Section 1445 of the Code; (x) each Company and Subsidiary has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xi) no Company or Subsidiary is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by such Company or Subsidiary to the effect that the filing of Tax Returns may be required; and (xii) no Company or Subsidiary has been at any time a member of any consolidated, unitary, combined, affiliated or similar group for Tax purposes (other than, with respect to the Companies and the Subsidiaries, a group that includes only Clemens or other Companies or Subsidiaries) or a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

(b)           (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which any Company or Subsidiary may be subject; (ii) there are no requests for information currently outstanding that could affect the Taxes of any Company or Subsidiary; (iii) there are no proposed reassessments of any property owned by any Company or Subsidiary or other proposals that could increase the amount of any Tax to which such Company or Subsidiary would be subject; (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company or Subsidiary; (v) no Company or Subsidiary (A) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, or (B) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (vi) no Company or Subsidiary has any (A) income reportable for a period ending after the Closing but attributable to a transaction (e.g., an installment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing that resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction) or (B) deferred gain or loss arising out of any deferred intercompany transaction; and (vii) no Indebtedness attributable to any Company or Subsidiary is characterized as equity for federal income Tax purposes.

(c)           (i) Section 3.23(c) of the Disclosure Schedule lists all income, information, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each Company and Subsidiary for taxable periods ended on or after January 1, 2004, indicates the most recent income, information, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and indicates all Tax Returns that currently are the subject of audit; (ii) the Sellers have delivered or made available to the Purchaser correct and complete copies of all federal, state and foreign income, information, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company or Subsidiary since January 1, 2005; and (iii) the Sellers have delivered or made available to the Purchaser a true and complete copy of any tax-sharing or allocation agreement or arrangement involving any Company or Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement.

(d)           On the Estimated Closing Balance Sheet, reserves and allowances have been provided, and on the Closing Balance Sheet, reserves and allowances will be provided, in each case adequate to satisfy all Liabilities for Taxes relating to the Companies and the Subsidiaries for all taxable periods through the Closing (without regard to the materiality thereof).

Section 3.24   Insurance.  All material assets, properties and risks of each Company and Subsidiary are, and for the past five years have been, covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including general liability insurance, property insurance and workers’ compensation insurance) issued in favor of a Company or Subsidiary, as the case may be, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of such Company or Subsidiary, as the case may be.

Section 3.25   Educational Approvals.  (a)  Section 3.25(a) of the Disclosure Schedule lists, with respect to each Company, Subsidiary and Institution, each Educational Approval issued by any Educational Agency since the Compliance Date to such Company, Subsidiary or Institution (i) with respect to any educational program(s) offered by such Company, Subsidiary or Institution, (ii) with respect to the authority of each Company, Subsidiary or Institution to recruit students in any state where it engages employees or agents to recruit students, and (iii) with respect to all locations, branches, campuses, buildings, classrooms, learning sites, and facilities at which any portion of an educational program is offered or taught in whole or in part by or in association with such Institution.  The Sellers have delivered or made available to Purchaser complete and correct copies of all Educational Approvals.

(b)           The current Educational Approvals set forth on Section 3.25(a) of the Disclosure Schedule are in full force and effect, including provisional and non-provisional certifications, and no proceeding for the suspension, limitation, revocation, condition, restriction, withdrawal, termination or cancellation of any of them is pending or, to the Knowledge of the Sellers, has been threatened.  There are no facts, circumstances or omissions concerning any Company, Subsidiary or Institution that could result in such a proceeding.  No Company, Subsidiary or Institution has received any notice that any of the Educational Approvals set forth on Section 3.25(a) of the Disclosure Schedule will not be renewed (to the extent that renewal is required) and there is no basis for any such nonrenewal (if applicable).

Section 3.26   Compliance with Educational Laws.  (a) Since the Compliance Date, and except as set forth on Section 3.26(a) of the Disclosure Schedule, each Company, Subsidiary and Institution has been and is in compliance in all material respects with any and all applicable Educational Laws.

(i)            Each Company, Subsidiary and Institution currently hold and, since the Compliance Date, have held all Educational Approvals required under all laws, rules, regulations, standards and requirements of any Educational Agency, including all Educational Approvals for each education program such Company, Subsidiary or Institution has offered and for each campus, location, or facility where such entity offered all or any portion of an educational program.

(ii)           Since the Compliance Date, each Company, Subsidiary and Institution has complied in all material respects with the terms and conditions of all such Educational Approvals.  Since the Compliance Date, each Company, Subsidiary and Institution has complied with all Educational Laws of all applicable Educational Agencies.

(iii)          Since the Compliance Date, each Company, Subsidiary and Institution has timely notified, and obtained all required approvals from all applicable Educational Agencies for each substantive change in such Company, Subsidiary or Institution, including any addition of new education programs or changes in ownership, control or governance.

(iv)          Since the Compliance Date, no Company, Subsidiary or Institution has received notice that such Company, Subsidiary or Institution is in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval.  There are no facts or circumstances concerning the operations or management of any Institution that reasonably could result in the denial or delay in issuance of any Educational Approval to be issued in connection with the consummation of the transactions contemplated under this Agreement.

(v)           Section 3.26(a)(v) of the Disclosure Schedule lists each program pursuant to which financial assistance is provided or, since the Compliance Date, has been provided, to or on behalf of the students of each Institution.

(vi)          The facilities listed on Section 3.26(a)(vi) of the Disclosure Schedule are and, since the Compliance Date, have been the only addresses at which each Company, Subsidiary and Institution have offered educational instruction or otherwise operated.  With respect to any facility that has closed or at which an Institution ceased operating instruction, the relevant Company, Subsidiary and Institution materially complied with all applicable laws and all Accrediting Body and Educational Agency standards related to the closure or cessation of instruction at a location or campus, including requirements for teaching out students from that location or campus.

(b)           Without limiting the foregoing provisions in Section 3.26(a):

(i)            Each Company, Subsidiary and Institution possess, and since the Compliance Date, has possessed, all requisite Educational Approvals to operate such Institution in each jurisdiction in which such Institution is located or in which they conduct any operations or are otherwise required to obtain such Educational Approvals, including providing educational services in person or via distance learning, student marketing or recruiting.

(ii)           Each Institution is, and since the Compliance Date has been, fully or provisionally certified by the U.S. DOE to participate in the Title IV Programs and is party to, and in compliance with, a valid and effective Program Participation Agreement with the U.S. DOE that is in full force and effect.  No Company, Subsidiary or Institution is subject to, or since the Compliance Date has been, threatened with, any fine, limitation, suspension or termination proceeding, or subject to any other action or proceeding by the U.S. DOE that could result in the suspension, limitation, conditioning, or termination of certification or eligibility, or a liability or fine.  To the Knowledge of the Sellers, there are no facts, circumstances, or omissions concerning the Companies, Subsidiaries or Institutions that reasonably could result in such an action by the U.S. DOE.

(iii)          Each Company, Subsidiary and Institution is, and since the Compliance Date have been, in material compliance with all applicable rules, regulations and requirements pertaining to the Institutions’ participation in the Title IV Programs.  To the Knowledge of the Sellers, there are no facts, circumstances, or omissions concerning any Company, Subsidiary or Institution that reasonably could result in a finding of material non-compliance with regard to such rules, regulations and requirements.  Without limiting the foregoing:

(A)           Since the Compliance Date, each educational program offered by each Institution, including programs involving externships, internships or consortium agreements, was and is an eligible program in accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. § 668.8, and each Company, Subsidiary and Institution have properly measured the length of such educational programs for the purpose of disbursing Title IV Program funding to students enrolled in each such program.

(B)           Since the Compliance Date, each Institution has possessed the Educational Approvals necessary for each campus, branch, additional location and other facility or site at which such Institution offered or students received all or part of an educational program and at which students received funds under the Title IV Programs.  Since the Compliance Date, each Institution has been duly qualified as a “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5.

(C)           Except as set forth on Section 3.26(b)(iii)(C) of the Disclosure Schedule, since the Compliance Date, no Company, Subsidiary or Institution has received notice from the U.S. DOE or any Educational Agency that such Company, Subsidiary or Institution lacked financial responsibility or administrative capability for any period.

(D)           Each Institution is and has been financially responsible in accordance with the provisions of 34 C.F.R. §§ 668.171-175 and any predecessor regulations for each fiscal year ending on or after the Compliance Date.

(E)           Since the Compliance Date, no Company, Subsidiary or Institution has received notice of a request by any Educational Agency or governmental entity that such Company, Subsidiary or Institution post a Letter of Credit or other form of surety with respect to such Institution for any reason, including any request for a Letter of Credit based on late refunds pursuant to 34 C.F.R. § 668.173, 34 C.F.R. § 668.15 or any predecessor regulation.

(F)           Except as set forth on Section 3.26(b)(iii)(F) of the Disclosure Schedule, since the Compliance Date, the U.S. DOE has not placed any Company, Subsidiary or Institution on either the cash monitoring or reimbursement methods of payment.

(G)           Since the Compliance Date, each Company, Subsidiary and Institution has timely filed with the U.S. DOE all required compliance audits and audited financial statements, including those required by 34 C.F.R. § 668.23 or any predecessor regulation.

(H)           Except as listed in Section 3.26(b)(iii)(H) of the Disclosure Schedule, no audits, program reviews, investigations or visits have been conducted by an Educational Agency or by a Governmental Authority in connection with an Educational Approval or an Institution since the Compliance Date, including but not limited to any U.S. DOE or guaranty agency program reviews, U.S. DOE Office of Inspector General audits, U.S. DOE Office of Inspector General investigations and Department of Justice investigations.  Except as listed in Section 3.26(b)(iii)(H) of the Disclosure Schedule, there is no audit, program review, investigation, or visit that remains pending or is scheduled to occur.  The Sellers have provided or made available to the Purchaser true and complete copies of all correspondence, reports, determinations, audits or other documents related to the items listed on Section 3.26(b)(iii)(H) of the Disclosure Schedule.

(I)            Except as disclosed on Section 3.26(b)(iii)(I) of the Disclosure Schedule, since the Compliance Date, each Company, Subsidiary and Institution has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in material accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. § 668.22, 34 C.F.R. § 682.605 and any predecessor regulations.

(J)            Except as listed in Section 3.26(b)(iii)(J) of the Disclosure Schedule, since the Compliance Date, each Company, Subsidiary and Institution has disbursed and processed Title IV Program funds in material accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. § 668.164, 34 C.F.R. § 682.604 and any predecessor regulations.

(K)           Except as listed in Section 3.26(b)(iii)(K) of the Disclosure Schedule, since the Compliance Date, each Company, Subsidiary and Institution has properly determined students’ eligibility to obtain Title IV Program funds for which they are eligible prior to disbursing, and have disbursed, all Title IV Program funds in material accordance with all applicable rules, regulations and requirements, including the requirements of 34 C.F.R. § 682.201, 34 C.F.R. § 668, Subpart C, and any predecessor regulation.

(L)           Since the Compliance Date, each Company, Subsidiary and Institution has at all times complied with the limitations in 34 C.F.R. § 600.7 on the number of courses that the Institutions may offer by correspondence or telecommunications, the number of students who may enroll in such courses, the number of students that were incarcerated, and the number of students that had neither a high school diploma nor the recognized equivalent of a high school diploma.

(M)          Section 3.26(b)(iii)(M) of the Disclosure Schedule lists the official published cohort default rates for each Institution calculated by the U.S. DOE and issued pursuant to 34 C.F.R. § 668.181-186 or predecessor regulations, for the federal fiscal years 2004, 2005 and 2006.

(N)           No Company, Subsidiary or Institution receives funds as a result of Federal Perkins Loans.

(O)           For each fiscal year ending on or after the Compliance Date, no Company, Subsidiary or Institution has derived more than ninety percent (90%) of its revenues from Title IV Program funds, as determined in accordance with the applicable provisions of the HEA and 34 C.F.R. § 600.5(d) and § 600.5(e) and guidance issued thereunder.  Section 3.26(b)(iii)(O) of the Disclosure Schedule lists a correct statement of the percentage of revenue from Title IV Program funds as determined in accordance with the applicable provisions of the HEA and 34 C.F.R. § 600.5(d) and § 600.5(e) for each of such fiscal years.

(iv)          Except as set forth on Section 3.26(b)(iv) of the Disclosure Schedule, no Company, Subsidiary or Institution is, nor since the Compliance Date, has been placed on probation, reporting, monitoring or warning status with any Educational Agency, nor has any Institution been subject to any adverse action by any Educational Agency (including being directed to show cause why accreditation or other Educational Approval should not be revoked, withdrawn, conditioned, suspended, or limited) to revoke, withdraw, deny, suspend, condition or limit its accreditation or other Educational Approval.  To the Knowledge of the Sellers, there are no facts, circumstances or omissions concerning any Company, Subsidiary or Institution that reasonably could lead to any such actions by an Educational Agency.

(v)           Each Company, Subsidiary and Institution has materially complied with all written stipulations, conditions and other requirements imposed by any Educational Agency at the time of, or since, the last issuance of any Educational Approval, including but not limited to the timely filing of all required reports and responses.

(vi)          No Company, Subsidiary or Institution provides, or since the Compliance Date, has provided or contracted with any entity that provides, any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any persons or entities engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

(vii)         Since the Compliance Date, all student financial aid grants and loans, disbursements and record keeping relating thereto have been completed by the Institutions in material compliance with all federal and state requirements, and there are no material deficiencies in respect thereto.  Except as disclosed on Section 3.26(b)(vii) of the Disclosure Schedule, since the Compliance Date, the students at each Institution have been funded in material accordance with the rules regarding the proper time for disbursement and in the amount for which they were eligible, and such students’ records conform in form and substance, in all material respects, to all relevant regulatory requirements.  All appropriate reports and surveys have been accurately prepared, in all material respects, and filed timely.

(viii)       Since the Compliance Date, no principal, affiliate (as those terms are defined in 34 C.F.R. Part 85), owner, shareholder, member, manager, trustee, or officer of any Company, Subsidiary or Institution or any other individual or entity holding an ownership interest in any Company, Subsidiary or Institution, whether legal or equitable, is or has been a principal, affiliate, owner, shareholder or trustee or held an ownership interest, whether legal or equitable, in any other post-secondary institution (whether or not participating in the Title IV Programs).

(ix)          Except as set forth on Section 3.26(b)(ix) of the Disclosure Schedule, since the Compliance Date, no Company, Subsidiary or Institution, nor any Person that exercises substantial control over any Institution (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (A) exercises or exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a liability for a violation of a Title IV Program requirement or (B) owes a liability for a Title IV Program violation.

(x)           No Company, Subsidiary or Institution, nor any Person or entity that exercises substantial control over any Company, Subsidiary or Institution, or member of such Person’s family, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(xi)          No Company, Subsidiary, Institution or any of their employees has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving Title IV Program funds.

(xii)         To the Knowledge of the Sellers, no Company, Subsidiary or Institution employs nor, since the Compliance Date, has employed in a capacity that involves the administration of Title IV Program funds or the receipt of funds under the Title IV Programs, any individual that has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of Law involving federal, state or local government funds.  To the Knowledge of the Sellers, no Company, Subsidiary or Institution has contracted with any institution or third-party servicer that has been limited, suspended or terminated under the HEA, for a reason involving the acquisition, use, or expenditure of federal, state, or local government funds, or that has been administratively or judicially determined to have committed fraud or any other material violation of Law involving federal, state or local government funds.  To the Knowledge of the Sellers, no Company, Subsidiary or Institution has contracted with or employed any individual, agency or organization that has been, or whose officers or employees have been convicted of, or pled nolo contendere or guilty to, a crime involving the acquisition, use, or expenditure of federal, state, or local government funds, or have been administratively or judicially determined to have committed fraud or any other material violation of Law involving federal, state, or local government funds.

(xiii)        Except as listed in Section 3.26(b)(xiii) of the Disclosure Schedule, no Company, Subsidiary or Institution provides, or since the Compliance Date, has provided, any educational instruction on behalf of any other institution or organization of any sort other than such Institution.  No other institution or organization of any sort provides, or since the Compliance Date, has provided, any educational instruction on behalf of such Institution.

(xiv)        No principal or, to the Knowledge of the Sellers, affiliate of any Company, Subsidiary or Institution has been debarred or suspended, or engaged in any activity that is a cause for debarment or suspension, pursuant to the U.S. DOE regulations at 34 C.F.R. Part 85.

(c)           Except as listed in Section 3.26(c) of the Disclosure Schedule, no Company, Subsidiary or Institution has received notice of any written student complaints or employee grievances made to such Company, Subsidiary or Institution, or to any Accrediting Body or Educational Agency, whether received from any current or former student or any applicant, or received from any Educational Agency in relation to any such complaint or grievance, or sent by or on behalf of such Company, Subsidiary or Institution in regard to any such complaint, in each case (except as expressly otherwise indicated), on or after the Compliance Date.  The Sellers have delivered or made available to the Purchaser correct and complete copies of any such written complaint or grievance and related correspondence.

(d)           The Sellers have delivered or made available to the Purchaser true and materially complete copies of all correspondence (excluding general correspondence routinely sent to, or received from, any Educational Agency) received from or sent by or on behalf of any Company, Subsidiary or Institution to any Educational Agency to the extent such correspondence (i) was sent or received since the Compliance Date or relates to any issue that remains pending, and (ii) relates to (A) any notice that any Educational Approval is not in full force and effect or that an event has occurred which constitutes or, with the giving of notice or the passage of time or both, would constitute a breach or violation thereunder; (B) any notice that any Company, Subsidiary, Institution, or any Affiliate, employee, or agent of any Company, Subsidiary or Institution has violated or is violating any Educational Law, including any law related to the Title IV Programs, or any criterion, rule, standard, or other written guidance of any applicable accrediting body, or any law, regulation, or requirement related to maintaining and retaining in full force and effect any and all Educational Approvals necessary for the existing operations of, and receipt of financial assistance by, any Company, Subsidiary or Institution; (C) any audits, program reviews, inquiries, investigations, or site visits conducted by any Educational Agency, any guaranty agency, or any independent auditor reviewing compliance by any Company, Subsidiary or Institution with any Educational Law or Educational Approval; (D) the qualification of any Company, Subsidiary, Institution or any Affiliate thereof for the receipt of financial assistance; (E) any written notice of an intent to limit, suspend, terminate, revoke, cancel, not renew, or condition the Educational Approvals of, or the provision of financial assistance to, any Company, Subsidiary, Institution or to any Institution’s students; (F) any written notice of an intent or threatened intent to condition the provision of financial assistance to any Company, Subsidiary or Institution on the posting of a Letter of Credit or other surety in favor of the U.S. DOE; (G) written notice of an intent to provisionally certify the eligibility of any Company, Subsidiary or Institution to participate in the Title IV Programs; or (H) the placement or removal of any Company, Subsidiary or Institution on or from the reimbursement method of payment or any method of payment other than the advance payment method under the Title IV Programs.

(e)           Section 3.26(e) of the Disclosure Schedule sets forth a complete list of all policy manuals and other statements of procedures or instruction relating to (i) recruitment of students at each Institution, including procedures for assisting in the application by prospective students for direct or indirect funding under state or Title IV Programs; (ii) admissions procedures, including any descriptions of procedures for insuring compliance with federal, state and accrediting body requirements applicable to such procedures; (iii) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion; and (iv) procedures for processing, disbursing, and returning Title IV Program funds, except as contained in the catalogs of each Company, Subsidiary or Institution previously provided or made available to the Purchaser (collectively, the “Policy Guidelines”).  The Sellers have delivered or made available to the Purchaser true, correct and materially complete copies of all Policy Guidelines.

(f)           Since the Compliance Date, the operations of each Company, Subsidiary and Institution has been conducted in material accordance with the Policy Guidelines which comply in all material respects with all applicable rules, regulations and requirements.  Complete and correct books and records for all present and past students attending each Institution have been maintained consistent with the operations of a school business in all material respects.  All forms and records have been prepared, completed, maintained and filed in material accordance with all applicable laws, and are materially complete and correct.

(g)           Since the Compliance Date, no Company, Subsidiary or Institution has received any written or oral notice of, and there is not any currently unresolved investigation, review, audit, compliance review or site visit relating to any Institution’s participation in and administration of the Title IV Programs or other financial assistance programs or its compliance with the requirements of any other Educational Agency.  The Sellers have delivered or made available to the Purchaser correct and complete copies of all annual federal financial aid compliance audits and audited financial statements filed with the U.S. DOE pursuant to 34 C.F.R. § 668.23 for all fiscal years ending after the Compliance Date and have listed in Section 3.26(g) of the Disclosure Schedule and provided or made available correct and complete copies of all material correspondence related to any draft or final investigative reports, program reviews, audits or compliance reviews received from any other Educational Agency since the Compliance Date.  Other than the matters listed in Section 3.26(g) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no current investigations, reviews or audits of the operation of the financial assistance programs of the Institutions or any current investigation, review or audit of any institution by any Educational Agency or other governmental authority.

(h)           Except as set forth in Section 3.26(h) of the Disclosure Schedule, there are no surety bonds or other forms of security that any Company, Subsidiary or Institution have been required to file since the Compliance Date with any Educational Agency with respect to its state authorization, federal eligibility, recruiter permits or other matters.

(i)           No Company, Subsidiary or Institution has paid or otherwise extended any points, premiums, payments or additional interest of any kind to any eligible lender or any other party to secure funds for making loans or induce a lender to make loans to either the students or parents of students at any Institution or to a particular category of students or their parents.  No Institution or any officer, employee or agent of any Company, Subsidiary or Institution has solicited, accepted, or received, directly or indirectly, any benefit or item of more than nominal value from or on behalf of a lending institution in connection with educational loans for or on behalf of any Company’s, Subsidiary’s or Institution’s students.  No Company, Subsidiary or Institution has received any written notice of any investigation by any Governmental Authority or Educational Agency that any lender or marketing agent has provided, directly or indirectly, points, premiums, payments, or other inducements to any Company, Subsidiary, Institution, or any employee or agent of any Company or Subsidiary, to secure applicants for Federal Family Education Loan Program loans.  No lender or marketing agent has provided, directly or indirectly, points, premiums, payments, or other inducements to any Company, Subsidiary or Institution, or any employee or agent of any Company, Subsidiary or Institution, to secure applicants for Federal Family Education Loan Program loans.

(j)           Since the Compliance Date, all employees of each Company, Subsidiary and Institution engaged in student recruiting activities have maintained the necessary state approvals to conduct such activities.  Each Company, Subsidiary and Institution has maintained material compliance with the rules and regulations applicable to the recruitment of students.

(k)           Since the Compliance Date, each Company, Subsidiary and Institution has complied with federal and state laws regarding misrepresentation including but not limited to 34 C.F.R. § 668 subpart F, and (i) have not included in its catalogs or advertising literature reference to any Educational Approval which such Company, Subsidiary or Institution did not at the time possess, and (ii) have not misrepresented prospective or enrolled students that the academic programs provided by such Company, Subsidiary or Institution prepare students for any certification, licensure or employment test for which such Company, Subsidiary or Institution is or was not qualified or authorized to prepare students.  Section 3.26(k) of the Disclosure Schedule lists all certification, licensure or employment tests for which each Company, Subsidiary and Institution represents its academic programs prepare students.

(l)           To the Knowledge of the Sellers, there exists no fact or set of facts with respect to the operation of any Institution prior to the Closing Date which could have a negative effect on the ability of the Institution to obtain any Educational Approval under the ownership of the Purchaser without such burdensome or unusual conditions as, in the reasonable determination of the Purchaser, would materially reduce the economic benefits that the Purchaser expects to receive from the consummation of the transactions contemplated by this Agreement.

Section 3.27   Employees.  Section 3.27 of the Disclosure Schedule lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in cash or otherwise) in 2007 (except with respect to Engine City and Americare) and 2008, the date of employment and a description of the position and job function of each current salaried employee, officer, director, consultant or agent of any Company, Subsidiary or Institution.

Section 3.28   Certain Business Practices.  No Seller, Company, Subsidiary or Institution or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has:  (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Businesses; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any other unlawful payment or given any other unlawful consideration in respect of the Businesses.

Section 3.29   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of any Seller.

Section 3.30   Acquisition Obligations.  Except as set forth on Section 3.30 of the Disclosure Schedule, no Company or Subsidiary has any further Acquisition Obligations.

Section 3.31   Payment Obligations.  The Sellers have paid all outstanding amounts with respect to and satisfied in full, and have delivered to the Purchaser “payoff” letters or similar release or confirmations from third parties in forms reasonably satisfactory to the Purchaser with respect to, the obligations set forth in Section 3.31 of the Disclosure Schedule and, as of the date hereof, no Company or Subsidiary has any Liability with respect to any such obligations.

Section 3.32   No Other Representations.  None of the Sellers, or any of their respective affiliates, directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and no Seller is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to their business or any of their assets except as specifically set forth in this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, the Parent and the Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.01   Organization, Authorization and Qualification of the Parent and the Purchaser.  (a)  The Purchaser is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has not conducted any business operations except operations incident to the transactions contemplated by this Agreement.  As of the Closing, the Purchaser shall not have any assets or Liabilities.  The Purchaser has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which the Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which the Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (i) adversely affect the ability of the Parent to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements to which the Parent is a party or (ii) otherwise have a material adverse effect on the business, results of operations or financial condition of the Parent.  The execution and delivery by the Parent of this Agreement and the Ancillary Agreements to which the Parent is a party, the performance by the Parent of its obligations hereunder and thereunder and the consummation by the Parent of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all requisite action on the part of the Parent, and, if required by Law, its shareholders.  This Agreement has been, and upon their execution the Ancillary Agreements to which the Parent is a party shall have been, duly executed and delivered by the Parent, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and upon their execution such Ancillary Agreements shall constitute, legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally, now or hereafter in effect, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)           To the knowledge of the Parent and the Purchaser, there exists no fact or set of facts with respect to the Purchaser that would reasonably be likely to have a negative effect on the ability of any Institution to obtain the approval of the change in ownership by any Educational Agency listed in Section 4.03 of the Disclosure Schedule.

Section 4.02   No Conflict.  Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03 of the Disclosure Schedule, except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Parent and the Purchaser of this Agreement and the Ancillary Agreements to which the Parent or the Purchaser is a party, as the case may be, do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability agreement of the Parent or the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Parent or the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event that with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, license, permit, franchise or other instrument or arrangement to which the Parent or the Purchaser is a party or to which any of its assets or properties are bound or affected, which would materially and adversely affect the ability of the Parent or the Purchaser to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements to which the Parent or the Purchaser is a party, as the case may be.

Section 4.03   Governmental Consents and Approvals.  Except for the Required Consents or as otherwise set forth on Section 4.03 of the Disclosure Schedule, the execution, delivery and performance by the Parent and the Purchaser of this Agreement and each Ancillary Agreement to which the Parent or the Purchaser is a party, as the case may be, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority or Educational Agency.  To the knowledge of the Parent and the Purchaser there is no reason why all the Required Consents or the consents listed on Section 4.03 of the Disclosure Schedule will not be received.

Section 4.04   Litigation.  No Action by or against the Parent or the Purchaser is pending or, to the knowledge of the Parent or the Purchaser, threatened, that could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

Section 4.05   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Parent or the Purchaser.

Section 4.06   No Other Representations.  None of the Parent, the Purchaser, or any of their affiliates, directors, officers, employees, agents or representatives has made, or shall be deemed to have made, and neither the Parent nor the Purchaser is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to their business or any of their assets except as specifically set forth in this Agreement or the Ancillary Agreements.

ARTICLE V

ADDITIONAL AGREEMENTS
Section 5.01   Access to Information.

(a)           Subject to Section 6.06 (relating to Tax matters), until the later of (i) seven years after the Closing and (ii) the expiration of the relevant record retention period under any Governmental Authority or Educational Agency requirements, none of the Sellers, the Companies, the Subsidiaries, the Purchaser or the Parent will destroy or otherwise dispose of any of the books, records, files or documents in its possession that relate to the Companies, Subsidiaries or Institutions for the periods prior to the Closing without giving the other party hereto at least 90 days’ prior written notice and an opportunity, at such other party’s cost and expense, to take possession or make extracts or copies thereof.  “Books, records, files or documents” shall include copies of any insurance policies, testing logs, applications for admission, all student records, including student accounts, accreditation reports, personnel files, financial statements, operational reports, policies and procedures, correspondence, all reports prepared for or provided to any Governmental Authority or Educational Agency, all records retained pursuant to relevant Governmental Authority or Educational Agency requirements and any other books, records, files or documents.  After the Closing Date, each party hereto shall permit the other party, its officers, counsel, accountants and other authorized representatives during normal business hours and on reasonable prior written notice, to have access to and examine and make copies of any books, records, files or documents in its possession that relate to or concern the Institutions or their operations for the periods prior to the Closing; provided that such access does not unreasonably interfere with the operations of the party providing such access; provided, further, that the party requesting access to such books, records, files or documents will bear any costs, other than wages and salaries and employee benefits of relevant personnel, of obtaining such access.  All information obtained shall be kept confidential in accordance with the Non-Disclosure Agreement, dated June 6, 2008, by and between Lincoln Educational Services Corporation and BIT, as amended on July 23, 2008 and the Non-Disclosure Agreement, dated July 10, 2008, by and among Lincoln Educational Services Corporation, BIT and UGP (the “Non-Disclosure Agreement”).

(b)           Each Seller agrees to, and shall cause its agents, representatives, employees, officers and directors to, keep confidential all nonpublic information in their possession regarding the Assets, any Company, Subsidiary, Institution or Business (including any information made available to the Sellers pursuant to this Section 5.01) unless the Parent and the Purchaser consent to such disclosure; provided, however, that no Seller will be required to maintain as confidential any information that (i) becomes generally available to the public other than as a result of disclosure by any Seller or any of their respective agents, representatives, employees, officers and directors in breach of this Agreement; (ii) is subsequently received by any Company, Subsidiary or Institution or any of their Affiliates or representatives from a third party that is not under any obligation of confidentiality to the Parent or the Purchaser with respect to such information or (iii) is required to be disclosed pursuant to the terms of a valid subpoena or order by any Governmental Authority or Educational Agency or under any Law or other legal requirement; provided further that, in the event that any Seller or any such agent, representative, employee, officer or director becomes legally compelled to disclose any such information, (A)  such Seller shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 5.01 and (B) in the event that such protective order or other remedy is not obtained or the Purchaser waives compliance with this Section 5.01, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information.

Section 5.02   Regulatory and Other Authorizations Post-Closing.  (a)  The Sellers shall cooperate fully with the Purchaser at the Purchaser’s expense and use all commercially reasonable efforts in good faith to assist the Purchaser in obtaining all Required Consents and any other authorizations, consents, orders and approvals (including any authorizations, consents, orders and approvals listed in Section 4.03 of the Disclosure Schedule) that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, the Ancillary Agreements; provided, however, that no Seller shall have any obligation to give any guaranty or other consideration of any nature in connection with any authorizations, consents, orders and approvals.  The Sellers agree to provide to the Purchaser such information as any Educational Agencies or the other parties may require, in connection with their review of any related application.  The Sellers agree to cooperate at the Purchaser’s expense after the Closing to assist the Purchaser to obtain or renew any Educational Approvals or any other necessary authorizations and approvals from Governmental Authorities or Educational Agencies with respect to the Institutions, including obtaining U.S. DOE Approvals on a provisional basis after the Closing Date.

(b)           The Sellers shall cooperate at the Purchaser’s expense and use all commercially reasonable efforts, in good faith, to assist the Purchaser in prosecuting and expediting any necessary applications in respect of the Institutions’ continued participation in the Title IV Programs.

(c)           The Sellers and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Businesses, the Companies or any Subsidiary any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Sellers, the Companies or any Subsidiary is a party is not obtained prior to the date hereof, the Sellers will , at the Purchaser’s expense, subsequent to the date hereof, cooperate with the Purchaser, the Companies or any such Subsidiary in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

Section 5.03   Use of Intellectual Property.  The Sellers acknowledge that, from and after the date hereof, (a) the applicable Owned Intellectual Property shall be owned by the Purchaser, a Company or a Subsidiary, that no Seller nor any of their Affiliates shall have any rights in such Owned Intellectual Property and that no Seller nor any of their Affiliates will contest the ownership or validity of any rights of the Purchaser or any Company or Subsidiary in or to such Owned Intellectual Property, and (b) no Seller nor any of their Affiliates shall use any of the applicable Owned Intellectual Property or Licensed Intellectual Property.

Section 5.04   Payments on Behalf of Affiliates.  Payments made or received by the Purchaser pursuant to Article II or Article VII hereof shall, in appropriate circumstances, be made on behalf of, or received in trust for the benefit of, the relevant Affiliate of the Purchaser.  The Purchaser may direct in writing any such payment to be made by or to the appropriate Affiliate, and the Sellers shall comply with any such direction received at least two Business Days prior to the date such payment is due.

Section 5.05   Employees.  (a)  As of the date hereof, all existing employment agreements to which any Company or Subsidiary is a party shall be terminated.

(b)           The Purchaser shall make an offer of employment, effective as of the date hereof to all of the employees of Educational Properties, LLC as listed on Section 5.05 of the Disclosure Schedule (each a “Transferred Employee”).  The medical, dental and health plans of the Purchaser or its Affiliate applicable to each Transferred Employee (A) shall not contain any exclusions for pre-existing conditions, (B) shall cover as of the date hereof each Transferred Employee who was covered by a comparable Plan immediately prior to the date hereof and (C) shall credit each Transferred Employee for the 2009 plan year of such Company or Subsidiary with all deductibles and co-payments applicable to the portion of such plan year occurring prior to the date hereof.  In addition, the Purchaser or its Affiliate shall grant each Transferred Employee full credit for all periods of employment with any Seller, Company or Subsidiary for eligibility, vesting and accrual purposes under the employee benefit plans of the Purchaser or its Affiliate applicable to such Transferred Employee (except that this sentence shall not obligate the Purchaser or any of its Affiliates to grant benefit accrual service under any defined benefit pension plan for any period of employment occurring prior to the date hereof); provided, however, that such crediting of service shall not operate to duplicate any benefit to any such employee or the funding for any such benefit.

Section 5.06   Non-Competition.  (a)  Each of Baran and Barbara Baran hereby agrees that, for a period of three years after the date hereof (the “Restricted Period”), he or she shall not engage, directly or indirectly, in any business anywhere in the United States that provides products or services of the kind provided by the Businesses and the Institutions as of the date hereof (a “Restricted Business”) or, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld) and the Parent, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any Restricted Business; provided, however, that each of Baran and Barbara Baran may own, directly or indirectly, solely as an investment, up to 2% of any class of any securities traded on a national securities exchange of any business that engages in the Restricted Business.  Nothing contained in this Section 5.06(a) shall prohibit Baran or Barbara Baran from conducting the Clemens business as it is being conducted on the date hereof.

(b)           As a separate and independent covenant, each of Baran and Barbara Baran agrees that, for the Restricted Period, such Seller will in no way, directly or indirectly, interfere with or attempt to interfere with any officers, employees, representatives or agents of the Businesses and the Institutions in a manner relating to the Businesses that adversely affects such person’s performance of duties with respect to the Businesses, or induce or attempt to induce any of them to leave the employ of the Purchaser or the Institutions or violate the terms of their contracts, or any employment arrangements, with the Purchaser; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising.

(c)           The individual Restricted Period with respect to Baran or Barbara Baran, respectively, shall be extended by the length of any period during which such individual is in breach of the terms of this Section 5.06.

(d)           Each of Baran and Barbara Baran acknowledges that the covenants set forth in this Section 5.06 are an essential element of this Agreement and that, but for his or her agreement to comply with these covenants, the Parent and the Purchaser would not have entered into this Agreement.  Each of Baran and Barbara Baran acknowledges that this Section 5.06 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by the Parent or the Purchaser.  Each of Baran and Barbara Baran has independently consulted with his or her respective counsel and after such consultation agrees that the covenants set forth in this Section 5.06 are reasonable and proper.

Section 5.07   Payment Obligations.  On the date hereof, the Sellers shall pay all outstanding amounts with respect to and satisfy in full, and shall deliver to the Purchaser “payoff” letters or similar releases or confirmations from third parties in forms reasonably satisfactory to the Purchaser with respect to, the obligations set forth in Section 5.07 of the Disclosure Schedule.

Section 5.08   Connecticut Transfer Act.  In connection with the sale of the Shares of BIT to the Purchaser, the Sellers shall, at the Sellers’ sole cost and expense, comply with the Connecticut Transfer Act, including conducting or funding any investigation or Remedial Action required thereunder, with respect to the property located at 97 Newberry Road, East Windsor, Connecticut.

Section 5.09   Reimbursement of Restricted Cash.  If prior to December 31, 2009 the Purchaser, or any of its Affiliates, is no longer required to maintain the Letter of Credit issued on behalf of Americare in favor of the U.S. DOE, at the time such Letter of Credit is released, the Purchaser shall release all collateral supporting the existing Letter of Credit and shall deliver to the Sellers that amount of cash (not to exceed $361,604) reflected in the “restricted cash” line item in the Financial Statements that is allocable to such Letter of Credit, in the manner set forth in Section 2.04(a)(i) of the Disclosure Schedule , within three Business Days of such release.

Section 5.10   December 31, 2008 Financials.  On or prior to January 30, 2009, provided that the Purchaser provides the assistance necessary for Sellers to complete such documents, the Sellers shall deliver to the Purchaser, the unaudited consolidated balance sheet of the Companies and Clemens for the three-month period ending December 31, 2008 and the related consolidated financial statements of Companies and Clemens, together with all related notes and schedules thereto.

Section 5.11   Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01   Indemnity.  (a)  The Sellers agree to indemnify and hold harmless, on a joint and several basis, the Purchaser, the Companies and the Subsidiaries against Excluded Taxes and, except as otherwise provided in Section 6.04, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes; provided, however, that the Sellers shall only be liable for a particular Tax to the extent in excess of the amount specifically identified and reserved for such Tax for purposes of, and taken into account in computing, Net Working Capital; provided, further, that any indemnity obligations in respect of Income Taxes of the Sellers shall be several but not joint.  All Taxes payable under this Section 6.01 shall first be satisfied from the Escrow Amount.

(b)           In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the date of the Closing shall be:

(i)            in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.07), deemed equal to the amount which would be payable if the taxable year ended on the date of the Closing; and

(ii)           in the case of Taxes imposed on a periodic basis with respect to the assets of the Companies and the Subsidiaries or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the date of the Closing and the denominator of which is the number of calendar days in the entire Straddle Period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 6.01(b) taking into account the type of the Tax to which the refund relates.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 6.01(b) shall be computed by reference to the level of such items on the date of the Closing.  All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies and the Subsidiaries.

Section 6.02   Returns and Payments.  (a)  From the date of this Agreement through and after the Closing, the Sellers shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns relating to the Companies and the Subsidiaries, as applicable, that are due on or before or relate to any taxable period ending on or before the Closing Date (and the Purchaser shall do the same with respect to any Straddle Period).  Tax Returns of the Companies and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Companies and the Subsidiaries (except to the extent that counsel for the Sellers, the Companies or the Subsidiaries renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties).  With respect to any such Tax Return required to be filed by the Purchaser or the Sellers, for a taxable period that ends on or before, or includes, the Closing Date, the filing party shall provide the other party with a copy of such completed Tax Return and, if applicable, a statement certifying the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 6.01(b), together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension hereof) for the filing of such Tax Return, and such other party shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return (which comments the filing party shall consider in good faith).

(b)           The Sellers shall pay, or cause to be paid, when due and payable all Taxes with respect to the Companies and the Subsidiaries, as applicable, for any taxable period ending on or before the Closing Date, and the Purchaser shall so pay or cause to be paid Taxes for any Straddle Period (subject to its right of indemnification from the Sellers by the date set forth in Section 6.05 for Taxes attributable to the portion of any Straddle Period that ends on the Closing Date pursuant to Sections 6.01(a) and 6.01(b)).  Notwithstanding the foregoing, the Sellers shall only be liable for a particular Tax of a Company or any Subsidiary for any Pre-Closing Period or portion of a Straddle Period that ends on the Closing Date to the extent that the amount of such Tax exceeds the amount specifically identified and reserved for purposes of, and taken into account in computing, Net Working Capital.

Section 6.03   Refunds.  Any Tax refund (including any interest with respect thereto) relating to the Companies and the Subsidiaries for any Pre-Closing Period, other than Tax refunds to the extent of the amount included in Net Working Capital, shall be the property of the Sellers, and if received by the Purchaser or any Company or Subsidiary shall be paid over promptly to the Sellers (in the manner set forth in Section 2.04(a)(i) of the Disclosure Schedule).  Notwithstanding the foregoing, (a) any Tax refund (or equivalent benefit to the Sellers through a reduction in Tax liability) for any Pre-Closing Period arising out of the carryback of a loss or credit incurred by any Company or Subsidiary in any Post-Closing Period shall be the property of the Purchaser and, if received by the Sellers, shall be paid over promptly to the Purchaser; and (b) if a taxing authority subsequently disallows any refund with respect to which the Sellers have received a payment pursuant to this Section 6.03, the Sellers shall promptly pay (or cause to be paid) to the Purchaser the full amount of such refund (including any interest with respect thereto).

Section 6.04   Contests.  (a)  After the Closing, the Purchaser shall promptly notify the Sellers’ Representative in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or any Company or Subsidiary which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VI; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Article VI except to the extent, if any, that, but for such failure, the Sellers could have avoided all or a portion of the Tax liability in question.

(b)           In the case of an audit or administrative or judicial proceeding that relates to taxable periods ending on or before the Closing Date, provided that, and only to the extent that, the Sellers acknowledge in writing their liability under this Agreement to hold the Purchaser, the Companies and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding, the Sellers’ Representative shall have the right at his expense to participate in and control the conduct of such audit or proceeding; the Purchaser also may participate in any such audit or proceeding at its own expense and, if the Sellers’ Representative does not assume the defense of any such audit or proceeding, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after fifteen days prior written notice to the Sellers’ Representative setting forth the terms and conditions of settlement.  Notwithstanding anything to the contrary contained in Section 7.05, in the event that issues relating to a potential adjustment for which the Sellers have acknowledged liability are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues; provided, however, that the Purchaser shall not have the right to settle any such matter without the consent of the Sellers’ Representative, which consent shall not be unreasonably withheld.

(c)           Notwithstanding anything to the contrary contained in Section 6.04, with respect to issues relating to a potential adjustment for which both the Sellers (as evidenced by their written acknowledgement under this Section 6.04) and the Purchaser or any Company or Subsidiary could be liable, (i) both the Sellers’ Representative and the Purchaser may participate in the audit or proceeding; (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods; and (iii) the controlling party shall not settle any such matter without the consent of the non-controlling party (which consent shall not be unreasonably withheld).  The principle set forth in this Section 6.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Sellers’ Representative.

(d)           With respect to any Tax audit or proceeding for a taxable period that begins before the Closing Date, neither the Purchaser nor the Sellers’ Representative shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld.  The Purchaser and the Sellers’ Representative agree to cooperate, and the Purchaser agrees to cause the Companies and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

Section 6.05   Time of Payment.  Payment by the Sellers of any amounts due under this Article VI in respect of Taxes shall be made (a) at least three Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a taxable period ending after the Closing Date for which the Sellers are responsible under Sections 6.01(a) and 6.01(b) without regard to whether the Tax Return shows overall net income or loss for such period or (b) within three Business Days following an agreement between the Sellers’ Representative and the Purchaser that an indemnity amount is payable, an assessment of a Tax by a taxing authority, or a “determination” as defined in Section 1313(a) of the Code.  If liability under this Article VI is in respect of costs or expenses other than Taxes, payment by the Sellers of any amounts due under this Article VI shall be made within five Business Days after the date when the Sellers’ Representative has been notified by the Purchaser that the Sellers have a liability for a determinable amount under this Article VI and is provided with calculations or other materials supporting such liability.

Section 6.06   Tax Cooperation and Exchange of Information.  The Sellers and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Companies and the Subsidiaries to provide such cooperation and information) in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or a right to a refund of Taxes, (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any part of the Assets, the Business or any Company or Subsidiary from the Purchaser.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities.  The Sellers and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.06.  Notwithstanding anything to the contrary in Section 5.01, each Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies and the Subsidiaries for any taxable period that includes the date of the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (ii) six years following the due date (without extension) for such Tax Returns.  After such time, before any Seller or the Purchaser shall dispose of any such documents in his, her or its possession (or in the possession of Affiliates), the other parties shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense).  Any information obtained under this Section 6.06 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 6.07   Conveyance Taxes.  The Sellers, on the one hand, and the Purchaser, on the other hand, shall each be liable for and shall hold the other harmless against, on a joint and several basis in the case of the Sellers, 50% of any Conveyance Taxes which become payable in connection with the transactions contemplated by this Agreement.  The Sellers, after the review and consent by the Purchaser, shall file such applications and documents as shall permit any such Conveyance Taxes to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure.  The Purchaser shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing.  The Purchaser shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Sellers with an executed copy thereof.

Section 6.08   Amended Tax Returns.  (a)  Any amended Tax Return of either Company or any of the Subsidiaries or claim for Tax refund on behalf of either Company or any of the Subsidiaries for any period ending on or prior to the Closing Date may be filed, or caused to be filed, by the Sellers’ Representative; provided that the Sellers’ Representative shall not, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Purchaser for any period ending after the Closing Date.  Notwithstanding the foregoing, the Purchaser may amend any Tax Return to the extent such amendment would not adversely affect or increase the Sellers’ liability for any Tax or adversely affect the Sellers’ claim for any Tax refund.

(b)           Any amended Tax Return of either Company or any of the Subsidiaries or claim for Tax refund on behalf of either Company or any of the Subsidiaries for any period ending after the Closing Date shall be filed, or caused to be filed, only by the Purchaser; provided that the Purchaser shall not, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld), make or cause to be made, any such filing, to the extent such filing, if accepted, reasonably might change the Tax Liability of the Sellers for (i) any period ending on or prior to the Closing Date or (ii) any portion of a Straddle Period ending on the Closing Date.

Section 6.09   Tax Covenants.

(a)           The Purchaser covenants that without obtaining the prior written consent of the Sellers’ Representative it will not, and will not cause or permit either Company, the Subsidiaries or any Affiliate of Purchaser, to (i) take any action on the Closing Date other than in the ordinary course of business that could give rise to any Tax liability of Sellers or any indemnification obligation of Sellers under Section 7.02, or (ii) make a material Tax election under Section 338(g) of the Code with respect to the transactions contemplated hereby.

(b)           After the Closing Date, the Purchaser, the Companies and/or the Subsidiaries will not, without obtaining the written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld), agree to the waiver or any extension of the statute of limitations relating to any Taxes of any Company or Subsidiary for any Pre-Closing Period (other than Taxes with respect to any Straddle Period) other than extensions of time to file Tax Returns obtained in the ordinary course.  Notwithstanding the foregoing, if the Sellers do not respond to a request for written consent from the Purchaser within five days, the Sellers will be irrevocably deemed to consent to such waiver or extension.

Section 6.10   Miscellaneous.  (a)  The Sellers and the Purchaser agree to treat all payments made by either of them to or for the benefit of the other (including any payments to any Company or Subsidiary) under this Article VI, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Purchase Price and that such treatment shall govern for purposes hereof except to the extent that the Laws of a particular jurisdiction provide otherwise.

(b)           All payments payable under any tax sharing agreement or arrangement (other than this Agreement) between any Seller, on the one hand, and any Company or Subsidiary, on the other hand, for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with past practice and shall be payable in full prior to the Closing.  Any such tax sharing agreement or arrangement (other than this Agreement) between any Seller and any Company or Subsidiary shall be terminated prior to the Closing.

(c)           Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Sellers to indemnify and hold harmless the Purchaser and the Companies and Subsidiaries pursuant to this Article VI, and the representations and warranties contained in Section 3.23, shall terminate at the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(d)           From and after the date of this Agreement, no Seller shall, without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent), make, or cause or permit to be made, any Tax election that would materially affect any Company or Subsidiary.

(e)           For purposes of this Article VI, “the Purchaser” and “a Seller,” respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than any Company or Subsidiary, except to the extent expressly referenced).

(f)           The Purchaser shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this Article VI.

(g)           Notwithstanding anything to the contrary in this Agreement, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by this Article VI.

ARTICLE VII

INDEMNIFICATION

Section 7.01   Survival of Representations and Warranties.  (a)  The representations and warranties of the Sellers contained in this Agreement and the Ancillary Agreements to which any Seller is a party shall survive the Closing for 15 months from the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Section 3.01 (Organization), Section 3.03 (Capitalization) and Section 3.29 (Brokers) shall survive indefinitely, (ii) the representations and warranties dealing with Tax matters shall survive as provided in Section 6.10(c) hereof, (iii) the representations and warranties made pursuant to Section 3.11 (Environmental), Section 3.26 (Compliance With Educational Laws) and Section 3.25 (Education Approvals) shall survive the Closing for 36 months from the Closing Date.  Neither the period of survival nor the liability of the Sellers with respect to the Sellers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Sellers, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

(b)           The representations and warranties of the Parent and the Purchaser contained in this Agreement and the Ancillary Agreements to which the Parent or the Purchaser is a party shall survive the Closing for 15 months from the Closing Date.  Neither the period of survival nor the liability of the Parent or the Purchaser with respect to such party’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers.  If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Sellers to the Parent or the Purchaser, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

Section 7.02   Indemnification by the Sellers.  (a)  The Parent, the Purchaser and their respective Affiliates, and the officers, directors, employees and agents of the foregoing (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless, on a joint and several basis, by the Sellers for and against any and all Liabilities, Taxes, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”) arising out of or resulting from:

(i)            the breach of any representation or warranty made by any Seller contained in any Acquisition Document (it being understood that such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein);

(ii)           the breach of any covenant or agreement by any Seller contained in any Acquisition Document;

(iii)          any and all Losses suffered or incurred by the Purchaser, or any Company or Subsidiary by reason of, or in connection with, any claim or cause of action of any third party to the extent arising out of any action, inaction, event, condition, liability or obligation of any Seller or the Businesses occurring or existing prior to the date hereof;

(iv)          any Liability arising from or relating to the CCI Lease;

(v)           any Liability relating to BIT’s compliance with the Connecticut Transfer Act, including any Liability relating to or arising from BIT’s status as the certifying party;

(vi)          any Liability relating to the Acquisition Obligations, other than those disclosed on Section 3.30 of the Disclosure Schedule;

(vii)         any Environmental Claim arising from or relating to any action, omission, condition or circumstance occurring, failing to occur or existing on or prior to the Closing that relates in any way to Engine City; any Release of Hazardous Materials at, to, on or from the Engine City Institution that occurs on or prior to the Closing, including any pre-Closing or post-Closing migration of such Release and any Remedial Action whenever conducted relating to such Release; and any violation of or non-compliance with any Environmental Law or Environmental Permit by Engine City that occurs pre-Closing, including any post-Closing continuation of such violation or non-compliance except to the extent such continuation was caused by the negligence of the Purchaser; or

(viii)        any and all Losses (A) arising out of or resulting from the termination of employment, for any reason at any time prior to the date six months following the Closing Date, of any of the employees of any Company or Subsidiary listed on Section 7.02(a)(viii)(A) of the Disclosure Schedule, which Losses arise pursuant to any arrangements made with such employees prior to Closing or (B) in respect of or relating to (y) the Transferred Employees for periods on or prior to the Closing Date, other than those assumed liabilities listed on Section 7.02(a)(viii)(B) of the Disclosure Schedule or (z) any current or former employees of, or other service providers to, Educational Properties, LLC other than the Transferred Employees.

(b)           Subject to Section 7.04, to the extent that the undertakings of the Sellers set forth in this Section 7.02 may be unenforceable, the Sellers shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

(c)           The joint and several liability of all of the Sellers set forth in Sections 6.01(a) or 7.02(a) shall only apply to Losses to the extent that such Losses may be satisfied from the funds remaining in the Escrow Account.  For all Losses (i) in excess of the funds remaining in the Escrow Account or (ii) which arise under Sections 6.01(a) or 7.02(a) after disbursement of the funds remaining in the Escrow Account, subject to any limitations set forth in Section 7.04, only Baran, Barbara Baran, UGP and UGPE (and no other Seller) shall be jointly and severally liable for such Losses.  Notwithstanding anything to the contrary set forth hereinabove, with respect to any Losses suffered pursuant to a breach described in Section 7.02(a)(ii), each Seller shall be liable severally, and not jointly, based upon which Seller is responsible for such Losses, and the Purchaser shall only be entitled to pursue indemnification for such Losses from such breaching Seller (and no other Seller).

Section 7.03   Indemnification by the Parent and the Purchaser.  (a)  The Sellers and their officers, directors, employees and agents (each a “Seller Indemnified Party”) shall be indemnified and held harmless by each of the Parent and the Purchaser, jointly and severally, for and against any and all Losses arising out of or resulting from:

(i)            the breach of any representation or warranty made by the Parent or the Purchaser contained in this Agreement or any of the Ancillary Agreements to which the Parent or the Purchaser is a party; or

(ii)           the breach of any covenant or agreement by the Parent or the Purchaser contained in this Agreement or any of the Ancillary Agreements to which the Parent or the Purchaser is a party.

(b)          To the extent that the undertakings of the Parent or the Purchaser set forth in this Section 7.03 may be unenforceable, the Parent or the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

Section 7.04   Limits on Indemnification.  (a)  Notwithstanding anything to the contrary contained in this Agreement, (a) the Sellers shall not be liable to any Purchaser Indemnified Party for any claim for indemnification pursuant to Section 7.02(a)(i) and Section 7.02(a)(iii), unless and until the aggregate amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Party under this Agreement (together with the amounts of indemnifiable Losses which may be recovered by the Purchaser Indemnified Party under the Clemens Agreement) equals or exceeds $300,000 (the “Basket”), after which the Sellers shall be liable only for those Losses under Section 7.02(a)(i) and Section 7.02(a)(iii) of this Agreement and Section 8.02(a)(i) and Section 8.02(a)(iii) of the Clemens Agreement in excess of the Basket, and (b) the maximum amount of indemnifiable Losses which may be recovered by the Purchaser Indemnified Parties pursuant to Section 7.02(a)(i) and Section 7.02(a)(iii) of this Agreement and Section 8.02(a)(i) and Section 8.02(a)(iii) of the Clemens Agreement, as applicable, shall be $5,000,000 (the “Cap”).  Notwithstanding the foregoing, the Basket and the Cap limitations set forth in this Section 7.04 shall not apply with respect to Tax matters.

(b)          Notwithstanding anything to the contrary contained in this Agreement, (a) the Parent and the Purchaser shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 7.03(a)(i), unless and until the aggregate amount of indemnifiable Losses which may be recovered by the Seller Indemnified Party under this Agreement (together with the amounts of indemnifiable Losses which may be recovered by the Seller Indemnified Party under the Clemens Agreement) equals or exceeds the Basket, after which the Parent and the Purchaser shall be liable only for those Losses under Section 7.03(a)(i) of this Agreement and Section 8.03(a)(i) of the Clemens Agreement in excess of the Basket, and (b) the maximum amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties pursuant to Section 7.03(a)(i) of this Agreement and Section 8.03(a)(i) of the Clemens Agreement shall be the Cap.

(c)          Notwithstanding Section 7.02 or Section 7.03, no Indemnified Party shall be entitled to indemnification under this Article VII with respect to any amounts taken into consideration in computing any adjustment to the Purchase Price pursuant to Section 2.05.

(d)          The remedies provided in Section 6.01 and this Article VII shall constitute the exclusive remedies of the parties hereto at law following the Closing for any breach of a representation, warranty or covenant contained in this Agreement or any other Acquisition Document and the parties hereto waive any other remedy which they or any other person entitled to be indemnified pursuant to Section 6.01 or this Article VII may have at law with respect to any breach of any such representation, warranty or covenant.

Section 7.05   Indemnification Procedures.  (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)          If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article VII, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnified Party within ten days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest based upon the opinion of counsel of such Indemnified Party that would make it inappropriate in the judgment of the Indemnified Party in its reasonable discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party; provided, however, that the Indemnified Party shall only be entitled to retain one separate counsel for which the Indemnified Party reasonably determined counsel is required.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall be given or withheld by the Indemnified Party in its sole discretion, provided that if such settlement is a purely economic settlement that involves the full release of the Indemnified Party and the Indemnifying Party agrees to pay all amounts payable pursuant to such settlement, the Indemnified Party’s consent will not be unreasonably withheld.  Notwithstanding the foregoing, if an Indemnified Party reasonably believes an adverse determination with respect to any Educational Claim could adversely affect any Educational Approval of an Institution or an Institution’s ability to participate fully in the Title IV Programs, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such matter, provided that the Indemnifying Party shall not be bound by a settlement effected without its consent (which may not be unreasonably withheld).

Section 7.06   Distributions from Escrow Account.  Subject to Section 6.01 and Section 7.07 below, all Losses payable under this Article VII and Section 6.01(a) shall first be satisfied by the Escrow Amount.  In the event that (a) the Sellers shall not have objected to the amount claimed by the Purchaser for indemnifications with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Sellers have delivered notice of its disagreement as to the amount of any indemnification requested by the Purchaser and either (i) the Sellers, on the one hand, and the Purchaser, on the other hand, shall have subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify the Purchaser for a specified amount and the Purchaser and the Sellers’ Representative shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by the Purchaser for indemnification from the Sellers and the Escrow Agent shall have received in the case of clause (i) above, written instructions from the Sellers’ Representative and the Purchaser or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to the Purchaser from the Escrow Account any amount determined to be owed to the Purchaser under this Article VII in accordance with the Escrow Agreement.  If and to the extent the Escrow Amount is insufficient to cover any amount determined to be owed to the Purchaser under Section 6.01(a) or this Article VII, then Baran, Barbara Baran, UGP and UGPE (and no other Seller) shall pay the amount of such deficiency to the Purchaser by wire transfer in immediately available funds to a bank account designated by the Purchaser, subject to the provisions of Section 7.06.

Section 7.07   Mitigation.  Notwithstanding the indemnification requirements of the Sellers set forth in Section 7.02, in the event that (a) any of the Purchaser Indemnified Parties intends to seek indemnification for Losses under Section 7.02 and (b) such Losses are recoverable by the Purchaser Indemnified Parties under the Americare Agreement or the Engine City Agreement, such Purchaser Indemnified Party must first seek recovery under the Americare Agreement or the Engine City Agreement, as applicable, for such Losses to the same extent as they would if such Losses were not subject to indemnification hereunder; provided, that nothing in this Section 7.07 shall release the Sellers from their obligations under Section 7.02.

Section 7.08   Sellers’ Representative.  (a)  By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Baran, as the true and lawful agent and attorney in fact (in such capacity, the “Sellers’ Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby as the Sellers’ Representative may deem appropriate, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement or the Escrow Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including the power:

(i)           to act for the Sellers with regard to matters pertaining to the determination of the Purchase Price, the adjustment to the Purchase Price and pertaining to the indemnification referred to in this Agreement, including the power to settle any indemnity claim on behalf of the Sellers and to transact matters of litigation;

(ii)           to execute and deliver all ancillary agreements, certificates and documents that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement;

(iii)          to receive funds and give receipts for funds, including in respect of any adjustments to the Purchase Price or any amounts distributed under the Escrow Agreement;

(iv)          to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as the Sellers could do if personally present;

(v)           to receive service of process in connection with any claims under this Agreement or the Escrow Agreement; and

(vi)          to accept notices in accordance with Section 9.02.

(b)           Baran hereby agrees and consents to his appointment as the Sellers’ Representative pursuant to this Section 7.08, effective as of the date of this Agreement.  The appointment of the Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Sellers’ Representative in all matters referred to herein.  All actions and decisions of Sellers’ Representative shall be binding and conclusive on each Seller.  All notices required to be made or delivered by the Purchaser to the Sellers and shall be made to the Sellers’ Representative for the benefit of the Sellers and shall discharge in full all notice requirements of the Purchaser to the Sellers with respect thereto.  The Sellers hereby confirm all that the Sellers’ Representative shall do or cause to be done by virtue of its appointment as the Sellers’ Representative of the Sellers.  The Sellers’ Representative shall act for the Sellers on all of the matters set forth in this Agreement and the Escrow Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with the obligations under this Agreement and the Escrow Agreement, but the Sellers’ Representative shall not be responsible to the Sellers for any loss or damages the Sellers may suffer by the performance by the Sellers’ Representative of its duties under this Agreement or the Escrow Agreement, other than loss or damage arising from intentional violation of the law by the Sellers’ Representative of his duties under this Agreement or the Escrow Agreement.

(c)           If any individual Seller should die or become incapacitated, if any trust or estate should terminate or if any other similar event should occur, any action taken by the Sellers’ Representative pursuant to this Section 7.08 shall be valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Sellers’ Representative or the Purchaser shall have received notice of such death, incapacity, termination or similar event.  The Person appointed as Sellers’ Representative may resign as such at any time on not less than five Business Days’ notice to the Sellers and the Parent.  A vacancy in the position of Sellers’ Representative shall be filled by a Person determined by the holders of a majority in interest of the amount then held in the Escrow Account.

ARTICLE VIII

AMENDMENT AND WAIVER

Section 8.01   Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the parties hereto or (b) by a waiver in accordance with Section 8.02.

Section 8.02   Waiver.  Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of another party, (b) waive any inaccuracies in the representations and warranties of another party contained herein or in any document delivered by another party pursuant hereto or (c) waive compliance with any of the agreements of another party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by nationally recognized overnight courier service, by telecopy, by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Sellers Representative:

Brad Baran
25 Cobtail Way
Simsbury, CT  06070
Telephone:  (203) 494-6134
Facsimile:  (860) 627-4308

(b)	if to the Sellers

Brad and Barbara Baran
25 Cobtail Way
Simsbury, CT  06070
Telephone:  (203) 494-6134
Facsimile:  (860) 627-4308
UGP Education Partners, LLC
Two Greenwich Office Park
Greenwich, CT  06831
Telephone:  (203) 422-0650
Facsimile:  (203) 422-0659
Attention:  Stan Lau

Merion Investment Partners, L.P.
Merion Building, Suite 210
700 S. Henderson Rd.
King of Prussia, PA  19406
Facsimile:  (610) 965-1654
Attention:  William M. Means

UGPE Partners, Inc.
Two Greenwich Office Park
Greenwich, CT  06831
Telephone:  (203) 422-0650
Facsimile:  (203) 422-0659
Attention:  Stan Lau

with a copy to:

Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Telephone:  (212) 885-5435
Facsimile:  (212) 885-5001
Attention:  Peter Schnur, Esq.

and

Updike, Kelly & Spellacy, P.C.
One State Street
Hartford, CT 06103
Telephone: (860) 548-2651
Attention:  David E. Sturgess, Esq.

(c)	if to the Parent or the Purchaser:

NN Acquisition, LLC
c/o Lincoln Educational Services Corporation
200 Executive Drive
West Orange, NJ  07052
Telephone:  (973) 736-9340
Facsimile:  (973) 243-0841
Attention:  David F. Carney, Chairman and Chief Executive Officer

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY  10022-6069
Telephone:  (212) 848-4000
Facsimile:  (646) 848-8966
Attention:  Eliza W. Swann, Esq.

Section 9.03   Public Announcements.  No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties, and the parties shall cooperate as to the timing and contents of any such press release or public announcement.

Section 9.04   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  In addition, if any one or more of the provisions contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it is to be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable Law as it then appears.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.05   Entire Agreement.  This Agreement, the Ancillary Agreements and the Non-Disclosure Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Sellers on the one hand, and the Parent and the Purchaser, on the other hand, with respect to the subject matter hereof and thereof.

Section 9.06   Assignment.  This Agreement may not be assigned by any party hereto by operation of law or otherwise without the express written consent of the other parties hereto (which consent may be granted or withheld in the sole discretion of such parties); provided, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Sellers.

Section 9.07   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former or retired employee of any Seller or spouse or dependents of such Persons, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.08   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court.  The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 9.09   Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that neither it nor the other parties hereto has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.09.

Section 9.10   Specific Performance.  Each party hereto agrees and acknowledges that remedies at law for any breach of its or his obligations under this Agreement are inadequate and will cause irreparable harm and that in addition thereto, the non-breaching parties shall be entitled to seek equitable relief, including injunction and specific performance, to prevent or cure the violation of any party’s obligations hereunder.

Section 9.11   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.12   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.13   Exhibits and Disclosure Schedule.  The Exhibits to this Agreement and the Disclosure Schedule are a part of this Agreement as if set forth in full herein.

IN WITNESS WHEREOF, the Parent, the Purchaser and the Sellers and the have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

LINCOLN TECHNICAL INSTITUTE, INC.

By:	/s/ David F. Carney
Name: David F. Carney
Title: CEO

NN ACQUISITION, LLC

By:	/s/ David F. Carney
Name: David F. Carney
Title: CEO

BRAD BARAN

/s/ Brad Baran

BARBARA BARAN

/s/ Barbara Baran

UGP EDUCATION PARTNERS, LLC

By:	/s/ George V. Cinquegrana
Name: George V. Cinquegrana
Title: Partner

MERION INVESTMENT PARTNERS, L.P.
By: MERION FINANCIAL PARTNERS, L.P.,
Its General Partner
By: MERION FUND MANAGEMENT, LLC
Its General Partner

By:	/s/ William M. Means
Name: William M. Means
Title: Managing Partner

UGPE PARTNERS, INC.

By:	/s/ George V. Cinquegrana
Name: George V. Cinquegrana
Title: Partner